       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 1998
                                                      REGISTRATION NO. 333-65631

________________________________________________________________________________

                      SECURITIES  AND  EXCHANGE  COMMISSION
                             WASHINGTON, D.C. 20549


                            ------------------------



                                AMENDMENT NO. 2
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------



                     WORLDWIDE ENTERTAINMENT & SPORTS CORP.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)


                            ------------------------



               DELAWARE                                  7941                                 22-3393152
   (STATE OR OTHER JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                IDENTIFICATION NUMBER)



                              29 NORTHFIELD AVENUE
                                   SUITE 200
                         WEST ORANGE, NEW JERSEY 07052
                                 (973) 325-3244
   (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PLACE OF
                                   BUSINESS)


                            ------------------------



                            MARC ROBERTS, PRESIDENT
                     WORLDWIDE ENTERTAINMENT & SPORTS CORP.
                              29 NORTHFIELD AVENUE
                                   SUITE 200
                         WEST ORANGE, NEW JERSEY 07052
                                 (973) 325-3244
                              FAX: (973) 325-2215
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)


                            ------------------------



                                   COPIES TO:



                             CRAIG S. LIBSON, ESQ.
                          PARKER DURYEE ROSOFF & HAFT
                                529 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 599-0500
                              FAX: (212) 972-9487


                            ------------------------



     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.



     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                            ------------------------



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


________________________________________________________________________________

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                    SUBJECT TO COMPLETION, NOVEMBER 20, 1998


PROSPECTUS


                     WORLDWIDE ENTERTAINMENT & SPORTS CORP.
                 PUBLIC OFFERING OF A MINIMUM OF 2,400,000 AND
                 A MAXIMUM OF 3,466,667 SHARES OF COMMON STOCK


     Worldwide Entertainment & Sports Corp. (the 'Company') is offering (the 'Offering') for sale shares of common stock, par value $.01 ('Common Stock') to raise gross proceeds of a minimum of $4,500,000 (the 'Minimum Amount') and a maximum of $6,500,000 (the 'Maximum Amount'). The number of shares of Common Stock being offered (the 'Shares') and the Offering price per Share will be determined based upon the prevailing market price of the Common Stock.


     The Common Stock is quoted on The Nasdaq SmallCap Market under the symbol 'WWES.' On November 11, 1998, the closing bid price of the Common Stock as reported by The Nasdaq SmallCap Market was $1.875 per share. It is anticipated that the Offering price will be at or near the prevailing market price of the Common Stock on the date of the Offering. Based upon such Offering price, the number of Shares offered to achieve the Minimum Amount would be 2,400,000 and the number of Shares offered to achieve the Maximum Amount would be 3,466,667. The actual number of Shares offered will change depending on the fluctuation of the per share price of the Common Stock. There can be no assurance that the market for the Common Stock will continue to exist after the completion of this Offering. For additional information regarding the factors considered in determining the Offering price of the Shares, see 'Risk Factors' and 'Underwriting.'


     We are offering the Shares on a 'best efforts, all or none' basis with respect to the minimum number of Shares being offered hereby, and on a 'best efforts' basis with respect to sales of additional Shares up to the maximum number of Shares. The Underwriter will deposit the proceeds of this Offering in a non-interest bearing escrow account maintained at Liberty Bank of New York pending completion or termination of the Offering. The Underwriter, with the consent of the Company, may elect to complete the Offering at any time after the Underwriter shall have received and accepted subscriptions for the Minimum Amount or it may terminate the Offering within the forty-five day period after the date of this Prospectus. The Underwriter may also extend such date of termination (the 'Termination Date') by an additional forty-five days. During the escrow period, subscribers may not have their subscription deposits returned. Unless at least the Minimum Amount is raised prior to the Termination Date, the Company shall return all proceeds promptly to subscribers without deductions for commissions or expenses and without interest thereon. Officers, directors and stockholders of the Company are entitled to purchase an unlimited number of Shares in the Offering, including a number equivalent to the entire Minimum Amount. All Shares are being offered subject to prior sale, withdrawal or cancellation of the Offering at any time. See 'Description of Securities' and 'Underwriting.'

                            ------------------------
 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE PAGE 7 FOR 'RISK FACTORS.'
                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
    COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED
        UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                       PRICE            UNDERWRITING        PROCEEDS TO
                                                                     TO PUBLIC          DISCOUNTS(1)         COMPANY(2)
Per Share......................................................       $                   $                  $
Total Minimum..................................................      $4,500,000           $450,000           $4,050,000
Total Maximum..................................................      $6,500,000           $650,000           $5,850,000



(1) Does not reflect additional compensation to the Underwriter in the form of
    (i) a non-accountable expense allowance of up to $135,000 if the Minimum Amount is subscribed and $195,000 if the Maximum Amount is subscribed; (ii) Warrants, exercisable over a period of four years commencing one year from the date of this Prospectus to purchase up to 240,000 shares of Common Stock if the Minimum Amount is subscribed and 346,667 shares of Common Stock if the Maximum Amount is subscribed, each at 165% of the per share price of the Common Stock in this Offering and (iii) a consulting fee of $90,000 pursuant to a three year Consulting and Merger and Acquisition Agreement all of which is payable at the Closing of the Offering. In addition, the Company has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Security Act of 1933, as amended. See 'Underwriting.'


(2) Before deducting expenses of the Offering payable by the Company estimated at approximately $570,000 including the Underwriter's non-accountable expense allowance and consulting fee.

                            ------------------------

                           BELL INVESTMENT GROUP INC.

                            ------------------------

               THE DATE OF THIS PROSPECTUS IS NOVEMBER   , 1998.

                                   [ARTWORK]

     The Company is currently a reporting company under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and furnishes its stockholders with annual reports containing audited financial statements after the close of each fiscal year.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS OR EFFECTING A SYNDICATE COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING.'

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial data, including the notes related thereto, appearing elsewhere in this Prospectus. All share and per share data in this Prospectus assume that all options and warrants outstanding on the date of this Prospectus will not be exercised.

                                  THE COMPANY

     Worldwide Entertainment & Sports Corp. (the 'Company') was established in 1995 to engage in the business of providing management and agency services to professional athletes and entertainers. The Company, either directly or through its subsidiaries, provides such services principally to professional boxers, football players and basketball players. The Company also offers marketing and commercial endorsement agency services to professional athletes in all sports and it markets and sells sports memorabilia as well.


     In 1995 the Company succeeded to the business operations of entities previously operated by Marc Roberts, the Company's Chief Executive Officer. Mr. Roberts has managed professional boxers for over 19 years. The Company currently is a party to exclusive management contracts with four boxers -- Ray Mercer, Charles Murray, Shannon Briggs and Danell Nicholson -- pursuant to which the Company retains a percentage, ranging from 15% to 27 1/2%, of the boxers' purses from all professional boxing contests and exhibitions during the term of the contracts. Pursuant to those contracts, the Company is also entitled to receive 10% to 20% of all fees, honoraria or other compensation payable to the boxers for product endorsements, speaking engagements, personal appearances or other commercial performances. In July 1998, the Company entered into a Management Agreement by which it is entitled to 16 2/3% of the proceeds of the fight purses earned by heavyweight Grant Cudjoe through July 2003. The Company has also entered into an exclusive promoter's agreement with Alex Trujillo to act as promoter for the fighter's bouts and has entered into a management participation agreement with heavyweight Jesse Ferguson entitling the Company to a fixed percentage of Mr. Ferguson's purses. For the year ended December 31, 1997 and the nine months ended September 30, 1998, the Company recognized revenues of $168,224 and $604,512, respectively, attributable to the Company's share of its boxers' purses. The Company has recognized limited revenues relating to product endorsements, speaking engagements, personal appearances or other commercial performances from its boxers. The Company's success will depend in part on the ability of its boxers to attain and sustain championship or top contender status and consequently engage in matches with significant purses.



     The Company formed its Worldwide Team Sports, Inc. ('WWTS') subsidiary in January 1996 to employ, or enter into consulting arrangements with, agents and contract advisors registered with professional sports governing organizations to represent athletes in professional team sports. Since the establishment of the Company's Worldwide Football Management Inc. ('WWFM') and Worldwide Basketball Management, Inc. ('WWBM') subsidiaries in March 1997 and August 1996, respectively, however, WWTS has been comprised of the Company's Marketing Division and its sports Memorabilia Division. The Marketing Division seeks to generate opportunities for non-sport exploitation of the names and likenesses of the Company's athletes and other professional athletes as well. For these efforts, the Company receives a percentage of any revenues generated by such opportunities as a commission (typically ranging between 10% and 20% of the athletes' fee). From its Memorabilia Division, which the Company founded in March 1998, the Company generates revenues from sales of professional football, baseball, basketball and hockey memorabilia owned by the Company. The Company is seeking additional opportunities in the areas of marketing and memorabilia sales, but no assurances as to its success can be given. For the year ended December 31, 1997 and the nine months ended September 30, 1998, the Company recognized revenues of $93,404 and $225,464, respectively, from the Marketing Division. For the nine month period ending September 30, 1998, the Company recognized revenue of $226,086 from the Memorabilia Division.


     In March 1997, the Company created its WWFM subsidiary to house its football agency business. WWFM provides player agent services to professional football players, including contract negotiation and professional and personal advisory services. Currently, WWFM lists over 20 active NFL players among its client base. NFL Players Association regulations forbid corporations from acting directly as player representatives. As a result, the Company's three registered NFL agents assign to the Company the revenue (usually 2-3% of a player's annual salary) they earn from the players they represent. For the year ended December 31, 1997 and the nine months ended September 30, 1998, the Company recognized revenues of $175,248 and $240,005, respectively, from its football agency business.



     In August 1996, the Company formed WWBM for the purpose of providing player agent services to professional basketball players. Initially the Company hired an NBA player representative to serve as the president of WWBM and to operate the basketball agency business. Since a corporation is prohibited from acting as a player's agent under NBA Player Association regulations, WWBM's agent agreed to assign to the Company all of the agent's commissions generated by the negotiation of contracts for any athlete for which he has or will contract to provide services. In the 1996 NBA Draft, WWBM's agent represented the player selected ninth overall. In the 1997 NBA Draft, WWBM's agent represented two players selected in the first round and one player chosen in the second round. WWBM's agent represented no players chosen in the 1998 NBA Draft. Two of the players previously signed with WWBM have terminated their agreements with the Company and WWBM has signed agreements with two veteran NBA players. In August 1998, the Company and its WWBM's agent severed their relationship. No other employees of the Company are registered NBA agents, although two of the Company's registered NFL agents are in the process of obtaining registration as NBA player agents. There can be no assurance such individuals will obtain such registration or be successful in attracting professional basketball players as clients. For the year ended December 31, 1997 and the nine months ended September 30, 1998 the Company recognized revenues of $32,763 and $5,000, respectively, from WWBM.


     The Company's success in professional team sport athlete management will depend on its ability to acquire existing sports agency practices, attract and retain the services of industry professionals and in turn on the ability of those professionals to undertake the representation of successful athletes and to maintain those relationships for a substantial period of time.

     Worldwide Entertainment & Sports Corp., organized under the laws of the State of Delaware on August 15, 1995, is located at 29 Northfield Avenue, Suite 200, West Orange, New Jersey 07052, and its telephone number is (973) 325-3244.

                                  THE OFFERING


     The information set forth below and elsewhere in this Prospectus regarding the Offering price per Share and the number of Shares being offered is based upon the $1.875 closing price of the Common Stock as reported by Nasdaq on November 11, 1998. The actual number of Shares and per Share Offering price, in order to raise gross proceeds of a minimum of $4,500,000 and a maximum of $6,500,000, will depend upon the prevailing price of the Common Stock as quoted on the Nasdaq SmallCap Market.



Securities Offered...........................  A minimum of 2,400,000 and a maximum of 3,466,667 Shares of Common
                                               Stock.
Offering Price...............................  $1.875
Common Stock Outstanding Before Offering.....  7,337,197
Common Stock Outstanding After Offering
     Minimum.................................  9,737,197
     Maximum.................................  10,803,864
Use of Proceeds..............................  Possible acquisition by the Company of one or more businesses, the development of new sports management divisions, the acquisition of new and additional clients and funding working capital and other general corporate activities. See 'USE OF PROCEEDS.'
Risk Factors.................................  The Common Stock offered hereby involves a high degree of risk.
                                               See 'RISK FACTORS' beginning on page 7.
Nasdaq SmallCap Trading Symbol...............  WWES

                             SUMMARY FINANCIAL DATA

     The summary financial data should be read in conjunction with the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'


                                                                                           NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                                         --------------------------    --------------------------
                                                            1996           1997           1997           1998
                                                         -----------    -----------    -----------    -----------
STATEMENT OF OPERATIONS DATA
Total Income..........................................   $   332,378    $   590,227    $   321,407    $ 1,349,130
Total Expenses........................................     2,368,763      3,879,442      2,754,242      3,754,192
Loss from Operations..................................    (2,046,385)    (3,289,215)    (2,432,835)    (2,405,062)
Net Loss..............................................    (2,156,198)    (3,184,957)    (2,366,594)    (2,340,022)



                                                                                 AS AT SEPTEMBER 30, 1998
                                                                          --------------------------------------
                                                 AS AT DECEMBER 31,                          AS ADJUSTED(1)
                                              ------------------------                  ------------------------
                                                 1996          1997         ACTUAL       MINIMUM       MAXIMUM
                                              ----------    ----------    ----------    ----------    ----------
BALANCE SHEET DATA
Current Assets.............................   $4,395,405    $2,500,025    $1,776,261    $5,256,261    $7,056,261
Total Assets...............................    4,653,261     2,574,563     1,907,074     5,387,074     7,187,074
Current Liabilities........................      901,607       373,308       267,190       267,190       267,190
Total Liabilities..........................      901,607       373,308       267,190       267,190       267,190
Stockholder's Equity.......................    3,751,654     2,201,255     1,639,884     5,119,884     6,919,884


------------

(1) Adjusted to reflect the anticipated application of the net proceeds from the sale of the Minimum Amount and Maximum Amount, respectively, of Common Stock offered hereby. Does not reflect the issuance of 200,000 shares to the President of WWFM on October 9, 1998 in exchange for his 20% interest in WWFM.

                                  RISK FACTORS

     An investment in the Common Stock offered hereby is speculative and involves a high degree of risk and should only be purchased by investors who can afford to lose their entire investment. You should carefully consider the following risks and speculative factors, as well as other information set forth elsewhere in this Prospectus and the attachments hereto, prior to making an investment in the Common Stock. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such difference include, but are not limited to, those discussed below as well as those discussed elsewhere in this Prospectus.

OPERATING LOSSES TO DATE


     The Company incurred operating losses of approximately $3.2 million and $2.1 million for the years ended December 31, 1997 and December 31, 1996, respectively. As of December 31, 1997, the Company had an accumulated deficit of approximately $6.2 million. For the nine months ended September 30, 1998, the Company incurred an operating loss of approximately $2.4 million. Although the Company continues to expanded its client base, there can be no assurance that the Company's future operations will be profitable. See 'Selected Financial Information,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Company's Consolidated Financial Statements and the notes thereto.


NEED FOR ADDITIONAL CAPITAL


     The Company's capital requirements have been and will continue to be significant. At September 30, 1998, the Company had stockholder's equity of $1,639,884. The Company has been dependent primarily on sales of equity securities to supplement revenues from operations in order to fund its capital requirements to date. The Company is dependent on and intends to use a significant portion of the proceeds of this Offering to conduct its ongoing operations. The net proceeds of this Offering are expected to continue to fund the Company's projected operations only through December 1999 and the Company may thereafter be required to seek additional equity or debt financing to fund the costs of its operations. If the Minimum Amount is not sold in this Offering, or if the Company is unable to obtain additional financing when needed, it will likely be required to curtail its operations. Any additional equity financing may involve substantial dilution to the Company's then-existing stockholders. See 'Use of Proceeds.'


NEED FOR ADDITIONAL AGENTS AND CLIENTS; AMOUNT OF EXPERIENCE OF PERSONNEL


     The success of the Company will depend on the ability of the Company to attract and develop promising new boxing talent and to expand its WWTS, WWFM, and WWBM operations so as to represent both a substantially greater number of athletes and a larger percentage of athletes and companies with significantly greater earning and marketing potential. Each of the Company's businesses are in their development stages and will require additional capital to reach profitable levels. The Company's boxing business relies predominantly on four fighters, three of whom are at least 30 years old. One of those fighters, Ray Mercer, has recently been diagnosed with Hepatitis B and there can be no assurance of his ability to resume boxing in the near future. The athletic careers of professional fighters tend to be short and the Company must look to augment its stable of fighters in the near future to increase revenues from boxing. The management of WWTS, on the whole, has less experience in operating a sports marketing company than many of its competitors, and the success of the business will depend in large part on its ability to establish WWTS as an effective sports marketing company. If such development fails to materialize or to generate sufficient revenue, the Company may have to seek additional employees for WWTS with more substantial experience. Likewise, the Company anticipates that in order to attract an adequate number and caliber of professional athletes, and to augment the agents currently working for WWFM and WWBM, the Company will need to enter into employment or consulting agreements with additional registered agents who have existing representation agreements with professional athletes and who have experience negotiating such agreements. In August 1998, the

Company and its only registered NBA agent severed their relationship and, accordingly, the Company will need to supplement its WWBM subsidiary with other registered NBA agents or face a reduction or cessation in its basketball agency business. There can be no assurance that the Company will be able to attract the quantity or caliber of agents and/or professional athletes necessary to achieve and sustain profitable operations. In addition, there can be no assurance that professional athletes who are currently, or who may in the future be, under management or representation contracts with the Company, will continue to engage in professional sports through the term of their contracts or will renew such contracts upon their expiration. The Company will need to incur significant promotional, marketing, travel and entertainment expenses in the recruitment of professional team sports athletes without any guarantee that the targeted athletes will enter into representation agreements with the Company. See 'Business.'

DEPENDENCE UPON ATHLETES


     Because the Company's revenues are derived from a specified percentage of the income generated by the Company's clients and events, both the amount of the Company's revenues and the likelihood that the Company will continue to receive revenues is dependent upon the professional success of athletes, and the continued popularity of professional sports. The income levels of the Company's potential clients, both boxers and team sports athletes, and therefore the revenues of the Company, can be subject to wide fluctuations, in most cases due to circumstances beyond the control of the Company. If any such athlete were to become incapable of performing for an extended period of time, as is currently the case with Ray Mercer who has contracted Hepatitis B, it could negatively affect the revenues of the Company. See 'Business.'


DEPENDENCE UPON CHIEF EXECUTIVE OFFICER AND OTHERS

     The Company is highly dependent on Marc Roberts, the Company's President and Chief Executive Officer. Mr. Roberts is the only executive officer of the Company who has had prior experience in managing professional boxers. Due to the personal nature of boxer-management relationships, there is a limit on the number of boxers who can be effectively managed by Mr. Roberts. The number of boxers which Mr. Roberts can effectively manage may vary, depending upon the stage of the boxers' careers, their level of bout frequency and their success. Although the Company has entered into a five-year employment agreement with Mr. Roberts, and has obtained a $2,000,000 key person life insurance policy on Mr. Roberts' life, the loss of the services of Mr. Roberts would likely have a material adverse effect on the Company's business. Because a corporation cannot be a signatory as a player's representative in either NFL or NBA player representation agreements, the Company is expected to be dependent upon retaining its relationships with the registered agents employed by the Company to sustain the Company's relationships with the team sports athletes. The Employment Agreements between the Company and each of its current and former registered player agents provide for a sharing of agency fees generated by them in the event of a termination of their employment. There can be no assurance that the loss of the services of any of the Company's registered player's agents, as has happened with the Company's NBA player's agent, will not hamper the Company's business efforts in a given sport. See 'Business' and 'Management -- Employment Agreements.'

COMPETITION

     The Company's various businesses each face significant competition in obtaining and maintaining management relationships with athletes. While the sports agency market is comprised of numerous registered agents and business managers, the industry is dominated by a small number of agencies which manage the more successful and marketable athletes. A great many of these agencies have significantly greater financial and personnel resources and recognition in the industry than the Company. There can be no assurance that the Company will be able to compete effectively in these markets. Since the Company's October 1996 initial public offering, additional companies such as SFX Entertainment, Inc. have become public companies and have contributed to a consolidation of sports management and marketing agencies. In addition, the Company's clients face intense competition in achieving success and recognition in their respective sports. There can be no assurance that any of the Company's clients will achieve or sustain success or realize the financial rewards thereof. See 'Business -- Competition.'

CONTROL BY OFFICERS AND DIRECTORS


     The Company's executive officers and directors beneficially own approximately 39.5% of the Common Stock. Consequently, the Company's executive officers and directors have substantial influence on the outcome of any matters submitted to the Company's stockholders for approval, including the election of directors. See 'Management' and 'Description of Securities.'


LIMITATION OF DIRECTOR LIABILITY

     The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence, subject to certain limitations imposed by the Delaware General Corporation Law. Thus, under certain circumstances, neither the Company nor the stockholders will be able to recover damages even if directors take actions which harm the Company. See 'Management - Directors and Executive Officers.'

NO DIVIDENDS AND NONE ANTICIPATED

     The Company has not paid dividends on the Common Stock since its inception. The Company intends to reinvest any earnings in its business to finance future growth. Accordingly, the Board of Directors does not anticipate declaring any cash dividends in the foreseeable future. See 'Dividend Policy.'

POTENTIAL ADVERSE EFFECT OF FUTURE ISSUANCES OF PREFERRED STOCK

     The Company is authorized to issue up to 5,000 shares of preferred stock, par value $.01 per share. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. No preferred stock is currently outstanding and the Company has no present plans for the issuance thereof. However, the issuance of any such preferred stock could affect the rights of the holders of Common Stock, and therefore reduce the value of the Common Stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by present owners. See 'Description of Securities.'

BROAD DISCRETION IN APPLICATION OF PROCEEDS

     The proceeds of this Offering will be applied to working capital, and shall be used for general corporate purposes, including future acquisitions. Accordingly, the Company will have broad discretion as to the application of such proceeds. See 'Use of Proceeds.'

VOLATILITY OF MARKET PRICE OF COMMON STOCK

     The average daily trading volume of the Common Stock has generally been low, which the Company believes has had a significant effect on the historical market price of the Common Stock which has fluctuated between $7 and $1 per share. As a result, such market price has been highly volatile and may not be indicative of the market price in a more liquid market. The market price of the Common Stock could be subject to significant fluctuations in response to a number of factors, including the depth and liquidity of the market for the Common Stock, investor perception of the Company and general economic and other conditions, which may or may not relate to the Company's performance. See 'Description of Securities.'

EFFECT OF OUTSTANDING EXERCISABLE SECURITIES; DILUTION

     As of September 30, 1998, the Company had currently exercisable outstanding options to purchase an aggregate of 1,935,000 shares of Common Stock at exercise prices from $1.50 to $2.875 per share and warrants to purchase up to an aggregate of 995,000 shares of Common Stock at $7.20 per share, and warrants to purchase 31,000 shares and 25,000 shares at $2.25 per share and $6.00 per share, respectively. This includes options and warrants granted to various directors, officers, employees and consultants.

     During the respective terms of the Company's outstanding securities, the holders thereof may be able to purchase shares of Common Stock at prices substantially below the then-current market price of the Company's Common Stock with a resultant dilution in the interests of the existing stockholders. In addition, the exercise of outstanding derivative securities and the subsequent public sales of Common Stock by holders of such securities pursuant to a registration statement effected at their demand, under Rule 144 or otherwise, could have an adverse effect upon the market for and price of the Company's securities. See 'Description of Securities.'

SECURITIES MARKET FACTORS

     In recent years, the securities markets have experienced a high level of volume volatility and market prices for many companies, particularly small and emerging growth companies, have been subject to wide fluctuations in response to quarterly variations in operating results. The securities of many of these companies have experienced wide price fluctuations, which in many cases were unrelated to the operating performance of, or announcements concerning, the issuers of the affected stock. Factors such as announcements by the Company or its competitors concerning innovations, new clients or procedures, government regulations and developments or disputes relating to proprietary rights may have a significant impact on the market for the Company's securities. General market price declines or market volatility in the future could adversely affect the future price of the Company's securities.

ESCROW OF INVESTORS' FUNDS MINIMUM -- MAXIMUM BEST EFFORTS OFFERING

     Under the terms of this Offering, the Company is offering the Minimum Amount worth of Shares on an 'all or none,' 'best efforts' basis, and if the Minimum Amount is attained, additional Shares will be offered on a 'best efforts' basis until the Maximum Amount is reached or the offering period ends, which first occurs, unless the Offering is terminated earlier by the Company. No commitment exists by anyone to purchase all or any part of the Shares. Consequently, there is no assurance that the Minimum Amount will be attained, and subscribers' funds may be escrowed for as long as 100 days (the 45 day Offering Period, which may be extended by an additional 45 days, plus an additional 10 business days to permit clearance of funds in escrow) and then returned without interest thereon, in the event the Minimum Amount is not attained within the Offering period. Accordingly, investors will not have the use of their subscription funds during this period. In the event the Company is unable to reach the Minimum Amount within the Offering period, the Offering will be terminated. See 'Underwriting.'

NO ASSURANCE OF CONTINUED NASDAQ QUOTATION

     The Board of Governors of the National Association of Securities Dealers, Inc. has established certain standards for the initial quotation and continued quotation of a security on Nasdaq. The standards for initial quotation require, among other things, that an issuer have total assets of $4,000,000 and capital surplus of at least $2,000,000; that the minimum bid price for the listed securities be $3.00 per share; that the minimum market value of the public float (the shares held by non-insiders) be at least $2,000,000, and that there be at least two market makers for the issuer's securities. While the Company has been approved for listing on Nasdaq, the Company's securities may be delisted for a variety of reasons. Nasdaq may delist the Common Stock of the Company if it finds it is in the public interest or if the Company fails to meet maintenance standards. The maintenance standards require, among other things, that an issuer have total assets of at least $2,000,000 and the capital and surplus of at least $1,000,000; that the minimum bid price for the listed securities be $2.00 per share; that the minimum market value of the 'public float' be at least $1,000,000 and that there be at least two market-makers for the issuer's securities. A deficiency in either the market value of the public float or the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for ten consecutive trading days. If an issuer falls below the bid price maintenance standard, it may remain on Nasdaq if the market value of the public float is at least $1,000,000 and the issuer has $2,000,000 in equity. The Securities and Exchange Commission has approved new maintenance requirements which were proposed by Nasdaq. These rules require the Company to have either $2,000,000 net tangible assets or market capitalization of $35,000,000 or $500,000 net revenue in two of its last fiscal years. In addition the Company would have to have a public float of at least 500,000 shares. There can be no assurance that the Company will continue to satisfy the requirements for maintaining a Nasdaq quotation. In addition, recent proposals which would impose more strict compliance standards if enacted would make it more difficult to maintain Nasdaq quotation for the Company's Common Stock. If the Company's Common Stock were to be excluded from Nasdaq, it would adversely affect the prices of such securities and the ability of holders to sell them, and the Company would be required to comply with the initial listing requirements to be relisted on Nasdaq.

     If the Company is unable to satisfy Nasdaq's maintenance requirements, then, unless the Company satisfies certain net asset tests, the Company's securities would become subject to certain penny stock rules promulgated by the Securities and Exchange Commission (the 'Commission'). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its sales person in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's Common Stock becomes subject to the penny stock rules, investors in the Offering may find it more difficult to sell their Shares.

UNDERWRITER'S POTENTIAL INFLUENCE ON THE MARKET


     A significant number of the Securities offered hereby may be sold to customers of the Underwriter. Such customers subsequently may engage in transactions for the sale or purchase of such Securities through or with the Underwriter. Although it has no obligations to do so, the Underwriter intends to make a market in the Securities and may otherwise effect transactions in such Securities. If it participates in such market, the Underwriter may influence the market, if one develops, for the Securities. Such market-making activity may be discontinued at any time. The prices and liquidity of the Securities may be significantly affected by the degree, if any, of the Underwriter's participation in such market. See 'Underwriting.'


LIMITED EXPERIENCE OF UNDERWRITER

     This Offering is the first offering for which the Underwriter has acted as an underwriter in connection with a public offering of securities. The Underwriter has likewise never acted as a co-manager in connection with a public offering of securities. No assurance can be given that Bell Investment Group Inc.'s limited public offering experience will not affect the ability to raise the Minimum Amount to complete the Offering or will not affect subsequent development of a trading market. Investors should consider this lack of public offering experience in making an investment decision. See 'Underwriting.'

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Common Stock in this Offering are estimated to be approximately $3,480,000 if the Minimum Amount is raised and $5,280,000 if the Maximum Amount is raised, after deducting the estimated underwriting discounts and commissions and other offering expenses payable by the Company. The Company intends to use the estimated net proceeds as follows:

                                                                      MINIMUM                  MAXIMUM
                                                                     ----------               ----------
Use of Proceeds:
     Acquisition of one or more businesses........................   $1,200,000     34.5%     $2,500,000     47.4%
     Development of new divisions -- additional clients...........      400,000     11.5         400,000      7.6
     Working Capital and general corporate purposes, including the continued upgrade of the Company's computer hardware and
       software systems...........................................    1,880,000     54.0       2,380,000     45.0
                                                                     ----------    -----      ----------    -----
          Total Use of Proceeds...................................   $3,480,000    100.0%     $5,280,000    100.0%
                                                                     ----------    -----      ----------    -----
                                                                     ----------    -----      ----------    -----

     The foregoing represents the Company's present intentions for the use of the proceeds of this Offering based on its currently contemplated operations, business plan and currently prevailing economic and industry conditions. The Company's business plan contemplates that the Company may acquire businesses or introduce additional divisions and for the development of additional clients. Although the Company has had and will continue to have discussions with potential acquisition candidates it does not have any present agreements or understandings with respect to any significant acquisitions. Changes in the proposed expenditures may be made in response to, among other things, the ability of the Company to complete a strategic acquisition, and changes in the Company's plans, future revenues and expenditures, as well as changes in general industry conditions.

     The Company believes that the net proceeds of this Offering and cash flow from operations will be sufficient to meet its immediate cash needs and finance its plans for expansion for not less than twenty-four months from the date of this Prospectus. This belief is based upon certain assumptions regarding the Company's business and cash flow as well as prevailing industry and economic conditions. The Company's funding requirements may vary significantly, depending on how rapidly management seeks to expand the business and the expansion strategies elected. Accordingly, the Company may, in the future, require additional financing to continue to expand its business. There is no assurance that the Company will be successful in obtaining additional financing, if required, on favorable terms, or at all. If the Company were unable to obtain additional financing, its ability to meet its current plan for expansion could be materially and adversely affected. See 'Capitalization' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is traded on the Nasdaq SmallCap Market System under the symbol 'WWES'. The following are the reported high and low closing sales prices of the Company's Common Stock for each quarter since the Company initial public offering in October 1996:

                                                                                   HIGH    LOW
                                                                                   ----    ---

1996
     Fourth Quarter.............................................................     7      43/4

1997
     First Quarter..............................................................     53/8   13/4
     Second Quarter.............................................................     31/16  1
     Third Quarter..............................................................     31/4   15/32
     Fourth Quarter.............................................................     4      11/2

1998
     First Quarter..............................................................     21/8   17/16
     Second Quarter.............................................................     31/8   15/8
     Third Quarter..............................................................     25/8   11/8


     On November 11, 1998, the closing sale price of the Common Stock reported by NASDAQ was $1.875 per share. As of the date of this Prospectus, there were approximately 142 registered holders of Common Stock of the Company.


                                DIVIDEND POLICY

     The Company has not paid dividends on its Common Stock since its inception and does not intend to pay any dividends to the stockholders in the foreseeable future. The Company currently intends to reinvest earnings, if any, in the development and expansion of its business. The Board of Directors has discretion over the declaration and payment of cash dividends by the Company in the future and in such capacity will look to such factors as future earnings, operations, funding requirements, the general financial condition of the Company and such other factors that the Board may deem relevant in making such determination.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company (i) as of September 30, 1998 and (ii) as adjusted to reflect the sale by the Company of the Common Stock offered hereby and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the financial statements of the Company, 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Description of Capital Stock' included elsewhere in this Prospectus.



                                                                              SEPTEMBER 30, 1998
                                                                 ---------------------------------------------
                                                                                         AS ADJUSTED(1)
                                                                                  ----------------------------
                                                                  ACTUAL            MINIMUM          MAXIMUM
                                                                 -----------      -----------      -----------
Stockholders' equity:
     Common Stock, par value $0.01 per share, 20,000,000
       authorized 7,137,197 shares outstanding actual,
       9,537,197 shares outstanding as adjusted minimum,
       10,603,864 shares outstanding as adjusted maximum......   $    71,372      $    95,372      $   106,039
     Additional paid-in capital...............................   $10,166,349      $13,622,349      $15,411,682
     Accumulated deficit......................................   $(8,597,837)(2)  $(8,597,837)(2)  $(8,597,837)(2)
          Total stockholders' equity..........................   $ 1,639,884      $ 5,119,884      $ 6,919,884
          Total capitalization................................   $ 1,907,074      $ 5,387,074      $ 7,187,074


------------


(1) Adjusted to reflect the anticipated application of the net proceeds from the sale of Shares equivalent to the Minimum Amount and the Maximum Amount, respectively, offered hereby. Does not reflect the issuance of 200,000 shares to the President of WWFM on October 9, 1998 in exchange for his 20% interest in WWFM.

(2) Includes amount of a Demand Note receivable on private issuance of Common Stock in the amount of $12,350.

                            SELECTED FINANCIAL DATA

     The financial statements of the Company are the source for the selected financial data as of and for the periods below. Rosenberg Rich Baker Berman & Company PA audited the financial statements of the Company as of and for the fiscal year ended December 31, 1996. Its report thereon is included elsewhere herein. Friedman Alpren & Green LLP audited the Company's financial statements as of and for the fiscal year ended December 31, 1997 and its report thereon is included elsewhere herein. The selected financial data should be read in conjunction with the financial statements, including the respective notes thereto, appearing elsewhere in this Prospectus and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

STATEMENT OF OPERATIONS DATA:


                                                                           FISCAL YEAR ENDED          NINE MONTHS
                                                                              DECEMBER 31,               ENDED
                                                                       --------------------------    SEPTEMBER 30,
                                                                          1996           1997            1998
                                                                       -----------    -----------    -------------
                                                                                                      (UNAUDITED)
Purse Income........................................................   $   232,437    $   168,224     $   604,512
Contract and Agency Income..........................................        30,424        208,009         245,005
Endorsements and Marketing Income...................................        23,080         93,404         225,464
Total Income........................................................       322,378        590,227       1,349,130
Boxing, Training and related expenses...............................       232,549        228,088         472,371
Promotion and other operating expenses..............................     2,036,214      3,651,354       3,100,903
Total Expenses......................................................     2,368,763      3,879,442       3,754,192
Loss from Operations................................................    (2,046,385)    (3,289,215)     (2,405,062)
Net Loss............................................................    (2,156,198)    (3,184,957)     (2,340,022)
Loss Per Share......................................................         (0.52)         (0.59)          (0.34)


BALANCE SHEET DATA:


                                                                              DECEMBER 31,
                                                                       --------------------------    SEPTEMBER 30,
                                                                          1996           1997            1998
                                                                       -----------    -----------    -------------
                                                                                                      (UNAUDITED)
Cash................................................................   $   791,505    $   745,137     $    27,670
Due from Boxers (less allowances) and Related Parties...............        92,458        377,184         346,438
Total Current Assets................................................     4,395,405      2,500,025       1,776,261
Total Current Liabilities...........................................       901,607        373,308         267,190
Common Stock........................................................        51,533         62,622          71,372
Additional Paid-in Capital..........................................     6,763,561      8,396,247      10,166,349
Accumulated (deficit)...............................................    (3,060,307)    (6,245,264)     (8,585,487)
Demand Note Receivable on Private Issuance of Common Stock..........       (12,350)       (12,350)        (12,350)
Stockholder's Equity................................................     3,751,654      2,201,255      (1,639,884)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

GENERAL

     Worldwide Entertainment & Sports Corp. (the 'Company') was organized in August 1995, and since such date has succeeded to the business operations of various entities engaged in the management of professional boxers, each controlled by the Company's Chief Executive Officer. In January 1996, the Company established its Teams Sports Division through the formation of Worldwide Team Sports, Inc. ('WWTS'). In August 1996, for the purpose of providing agency, marketing and management services to professional basketball players, the Company formed Worldwide Basketball Management, Inc. ('WWBM'). In March 1997, the Company established Worldwide Football Management Inc. ('WWFM'), as a separate entity to continue its agency, marketing and management services to professional football players. Due to the nature of these business operations and the potential effect of the consolidation of such business within the Company, the prior operating results of such separate businesses may not necessarily be representative of the future results of operations of the Company. The Company has only limited experience in the field of player agency and contract advisory services.

     In March 1998, for the purpose of promoting and marketing sports and entertainment memorabilia, the Company established the Worldwide Memorabilia Division of WWTS. The Company has exclusive rights to market a sports memorabilia catalog pursuant to which the Company receives a fixed commission on sales. In addition, the Company has accumulated a catalog of professional and amateur football, baseball, basketball and hockey memorabilia. The catalog includes autographed athletic attire, sport trading cards and sports paraphernalia used by prominent athletes. The Company will seek to sell these catalog items and other acquired memorabilia through various media including, trade shows, mail order and retail sales. The Company has limited experience with sports memorabilia sales.

     Establishing and maintaining a presence in each of the Company's areas of concentration, (i.e., boxing management and team sports player agency) requires significant expenditures. Each sports specific division must retain the services of qualified agents, develop a roster of clients, establish relationships within their prospective sports and develop support services to provide to the athletes. Only a portion of such expenses incurred by the Company will result in the engagement by a client of the Company's services, and it is often uncertain the extent to which, even if retained, a target client will generate significant revenues to the Company. In addition, the Company incurs significant training expenses for the boxers under the Company's management, not all of which are directly reimbursed pursuant to bout agreements for such boxers. In the development of a boxer, particularly a young amateur boxer, into a professional boxer who can command significant purses, such expenses can be incurred over a period of years and constitute hundreds of thousands of dollars or more. The Company must continuously incur such expenses in contemplation of future revenues, the receipt of which is uncertain.

     The Company's revenues are directly related to the earnings of its clients. The Company derives revenues based upon a percentage, currently ranging from 15% to 27 1/2%, of the boxers' purses from professional bouts. The Company also derives revenues based upon a percentage of salaries and other income received from contracts, endorsement arrangements and other income producing activities of athletes for whom the Company or its management acts as agent or representative. These percentages currently range from up to 3% or 4%, respectively, for professional football and basketball player contracts (although often lower percentages are agreed upon) to 10% or 20% for endorsement and marketing revenues.

     The timing of receipt of revenues by the Company is subject to seasonal variations with respect to revenues generated from the negotiation of player contracts and subject to irregular patterns in the case of boxing purse revenues as a result of the irregular occurrence of bouts. In addition, the size of the Company's revenues can change based upon the success or failure of the Company's boxers or the negotiation of player contracts with significant bonus provisions. The Company's WWBM and WWFM subsidiaries can be expected to spend significantly during the first eight months of each calendar year

(particularly March through July) for recruitment and related expenses, and to receive their revenues during the last four and first three months of the year during the NBA and NFL seasons. If the Company were to expand into the representation of baseball players (or other professional athletes with a spring/summer season), of which there can be no assurance, the effects of such seasonality would be diminished. In August 1998, the Company severed its relationship with its only NBA player's agent. Two of the Company's NFL player's representatives are seeking to also become registered with the NBA as agents. Accordingly, revenue and expenses attributable to WWBM are uncertain during the ensuing twelve months.

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1996

     Revenues for the year ended December 31, 1997 were $590,227, as compared to $322,378 for the year ended December 31, 1996. Purse income in the 1997 fiscal year decreased to $168,224 from $232,437 for the 1996 fiscal year as a result of a decrease in the number of bouts with substantial purses. This decrease was due in part to a scheduled opponent of Ray Mercer's canceling a fight due to an injury and Mr. Mercer's failure to schedule any bouts during the remainder of 1997 because he underwent surgery to correct a chronic neck injury. This decrease was offset by an increase in contract agency fees to $208,009 in fiscal 1997, as compared to $30,424 in fiscal 1996, as a result of the hiring of an additional registered contract advisor by the Company's WWFM subsidiary and the increase in the number of NBA and NFL players represented by the Company. The contract agency fees in the 1997 fiscal year include approximately $175,000 and $33,000 generated by the Company's football and basketball operations, respectively, as compared to revenues of approximately $22,000 and $8,000 generated by its football and basketball operations, respectively, in the 1996 fiscal year. In addition, during 1997, the Company recognized television income in the amount of $87,500, resulting from a televised fight on USA Network and, further, for the fiscal year ended December 31, 1997 endorsement and marketing fee income increased to $93,404, as compared to $23,080 for the 1996 fiscal period, as a result of increased activities by the Marketing Division of WWTS.


     Total expenses for the year ended December 31, 1997 increased to $3,879,442, as compared to $2,368,763 in fiscal year 1996. Boxing, training and related expenses decreased slightly to $228,088 for the 1997 fiscal year from $232,549 for the 1996 fiscal year. Although training expenses for the 1997 fiscal year decreased significantly as a result in the decrease in the number of bouts, the 1997 fiscal year also included approximately
$83,000 of expenses relating to the promotion by the Company of a boxing event in 1997. Promotion and other operating expenses increased to $3,651,354 for the 1997 fiscal year as compared to $2,036,214 for the 1996 fiscal year. Such increase is primarily as a result of the increase in total salaries from approximately $685,000 in fiscal 1996 to approximately $1,266,000, due to the hiring of additional contract advisors and marketing personnel for the football and team sports divisions, which increased such salaries from approximately $109,000 in 1996 to $300,000 in 1997 thereby accounting for approximately $181,000 of such increase, additional salary expense in the Company's basketball operations as a result of a full year of operations in 1997, which increased such salaries from approximately $186,000 in 1996 to $284,000 in 1997 thereby accounting for approximately $98,000 of such increase, as well as increased administrative salaries in 1997 from approximately $200,000 in 1996 to $445,000 in 1997 thereby accounting for approximately $245,000 of such increase. In addition, promotional and recruiting expenses, consisting largely of travel and entertainment expenses, increased from approximately $316,000 in fiscal 1996 to approximately $540,000 in fiscal 1997 in conjunction with the Company's increased level of activities in the player agency and marketing areas. Of such increase, approximately 48% is attributable to the Company's basketball operations which increased from approximately $47,000 in 1996 to $157,000 in 1997; approximately 38% is attributable to its football and marketing operations which increased from approximately $67,000 in 1996 to $152,000 in 1997; and the balance is attributable to its boxing operations which increased from approximately $202,000 in 1996 to $225,000 in 1997. In addition, professional and consulting fees in 1997 aggregated approximately $796,000, as compared to approximately $162,000 in 1996, as a result of the Company's increased legal and financial consulting fees incurred as a public company and as a result of incurring additional expenses in 1997 in connection with pursuing several potential acquisitions and business transactions which ultimately were not consummated. In addition, in 1997, the Company increased its use of outside consultants in connection with its increased level of activity in the areas of player agency and marketing. General and Administrative expenses represent the final significant component of other operating expenses, which similarly increased as a result of an increase in overall operations.

     As a result of the foregoing, net loss for the fiscal year ended December 31, 1997 increased to $3,184,957 as compared to $2,156,198 for the December 31, 1996 fiscal year.

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1995

     Net revenues for the year ended December 31, 1996, were $322,378, as compared to $241,621, for the year ended December 31, 1995. During 1996, the Company was actively engaged in the management of its four boxers, as compared to 1995, during much of which the Company was actively managing only one boxer, Mr. Briggs. Purse income increased to $232,437 for 1996 compared to $75,794 in 1995 as a result of an increase in the number of bouts and an increase in the level of the purses. In addition, during 1996, the Company first recognized endorsement and agency revenue representation of team sports athletes, aggregating $53,504. No such revenues were received by the Company for 1995. During the year ended December 31, 1995, the Company purchased tickets to bouts and then resold the tickets to aid in the distribution of tickets. Such practice was not for the purpose of generating gain on the sale of the tickets. Accordingly, ticket revenues for the year ended December 31, 1996 were $12,636, compared to $144,227 for 1995. Such revenues are largely offset by a corresponding expense for ticket costs. Therefore, this change does not result in a significant impact on the Company's results of operations.

     Total expenses increased for the year ended December 31, 1996, increased to $2,368,763, from $1,077,037, for 1995. Promotion and other operating expenses increased to $2,069,038, for 1996, as compared to $645,124 for 1995 as a result of (1) $315,730 of travel and entertainment expenses incurred in connection with the recruitment of professional football players and Agents for Team Sports and in connection with bouts for the Company's four boxers, and (2) $676,746, in payroll expenses as a result of the hiring of the registered NFL Agent for the WWTS subsidiary and additional staff personnel. In addition, there were approximately $324,389 of expenses for promotional materials and other public relations expenses for the year. The year ended December 31, 1996, also included $141,340, of interest expense attributable to the 10% promissory notes issued in connection with the Company's private placement which originated in September 1995, as well as $100,000 paid in connection with the termination of an agreement with a trainer for one of the Company's boxers. Accordingly, the Company's net loss for the year ended December 31, 1996, increased to $2,156,198, from $869,303, for 1995.

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1997


     Net revenues for the nine months ended September 30, 1998 were $1,349,130, as compared to $321,407 for the nine months ended September 30, 1997. Purse income increased to $604,512 for the 1998 period, as compared to $39,295 for the 1997 period, as a result of the size of the purse for a Shannon Briggs heavyweight championship fight. In addition, during the nine months ended September 30, 1998, the Company recognized merchandise revenues from the sale of memorabilia amounting to $226,086, which operation was started in March 1998. The nine months ended September 30, 1998 reflect an increase in contract agency fees to $245,005, as compared to $82,496 in the comparable 1997 period, as a result of the receipt in 1998 of additional revenues from players signed in 1997 by the Company's WWFM and WWBM subsidiaries. The contract agency fees in the 1998 period include approximately $240,000 and $5,000 generated by the Company's football and basketball operations, respectively, as compared to revenues of approximately $68,000 and $13,000 generated by its football and basketball operations, respectively, in the 1996 period. In addition, during the 1998 period, marketing fee income increased to $225,000, as compared to $81,000 for the 1996 period, as a result of increased activities by the Marketing Division of WWTS. Television revenue of $87,500 in the 1997 period was from the receipts from a televised boxing card promoted and managed by the Company. No such revenue was received during the 1998 period, as the Company ceased its boxing promotion activities.



     Total expenses for the nine months ended September 30, 1998 increased to $3,754,192, as compared to $2,754,242. Boxing, training and related expenses amounted to $472,371 for the nine months ended September 30, 1998 compared to $192,251 for the 1997 period. The principal reason for the increase was preparation for the Briggs championship fight. Promotion and other operating expenses increased to

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$3,100,903 for the 1998 nine-month period as compared to $2,561,991 for the corresponding 1997 nine-month period. Such increase was contributed to by the increase in total salaries from approximately $941,000 during the 1997 period to approximately $973,500 during the 1998 period, due to the hiring of additional marketing personnel for the team sports divisions, which increased such division's salaries from approximately $155,000 to $194,000, as well as increased administrative salaries in 1998 from approximately $240,000 in 1997 to $288,000 in 1998. Included in the expenses for the nine months ended September 30, 1998 is $181,000 of costs of products sold relating to sports memorabilia sold by the Company during this period. No sales of memorabilia were made during the 1997 period. In addition, promotional and recruiting expenses, consisting largely of travel and entertainment expenses, increased from approximately $386,083 in the 1997 nine-month period to approximately $830,559 in the 1998 nine-month period in conjunction with the Company's increased level of activities in the player agency and marketing areas. Of such increase, approximately $37,000 is attributable to the Company's basketball operations which increased from approximately $172,000 in 1997 to $209,000 in 1998; approximately $101,000 is attributable to its football operations which increased from approximately $22,000 in 1997 to $128,000 in 1998; and approximately $121,000 is attributable to its boxing operations which increased from approximately $322,000 in 1997 to $443,000 in 1998. In addition, professional and consulting fees in 1998 aggregated approximately $521,000, as compared to approximately $355,000 in 1997, as a result of the Company's increased legal and financial consulting fees incurred in 1998 due to incurring additional expenses in connection with pursuing several business transactions which ultimately were not consummated. In addition, in 1998, the Company continued its use of outside consultants in connection with its increased level of activity in the areas of player agency and marketing.


     As a result of the foregoing, net loss for the nine months ended September 30, 1998 decreased to $2,340,022 as compared to $2,366,594 for the comparable September 30, 1997 period.

LIQUIDITY AND CAPITAL RESOURCES


     The Company's principal source of operating capital has been provided by public and private sales of the Company's equity securities, as supplemented by revenues from operations. At September 30, 1998, the Company had working capital of $1,590,071, which amount was primarily the remaining net proceeds from the Company's private placements in the fourth quarter of 1997 and first quarter of 1998.

     The Company's material commitments for capital expenditure are management salaries, anticipated training expenses and recruitment expenses. Management salaries are approximately $825,000 per annum, which could increase if the Company develops a need for additional executive management. Training expenses for the year are estimated at approximately $600,000, depending upon the number of bouts. Recruitment and promotional expenses are estimated to approximate $1,000,000, subject to variations depending upon player availability and recruiting success. The foregoing represents the expected significant uses of working capital during the next twelve months. The Company believes that its current cash and cash equivalents, and cash flow from anticipated operations, will be sufficient to fund its operations over the next six months or longer. However, there can be no assurance that the Company will have sufficient revenues after such time to fund its operating requirements. Accordingly, unless this Offering is consummated, the Company will be required to seek additional financing through bank borrowings, private or public debt or equity financing or otherwise. There can be no assurance that any such financing will be available to the Company on favorable terms, if at all.


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                                    BUSINESS

     The Company was organized in August 1995 for the purposes of succeeding to the boxing management operations conducted by various entities controlled by Marc Roberts and to engage in management of, and to provide agency services to, athletes in other sports as well as to entertainers. In November 1995, the Company entered into a management agreement with heavyweight prospect Shannon Briggs, and acquired all of the assets and assumed all of the liabilities of Shannon Briggs I, L.P., an entity controlled by Marc Roberts which had previously managed Mr. Briggs. In 1995, the Company acquired Marc Roberts Boxing, Inc., Merciless Management, Inc. and The Natural Management, Inc., entities owned by Marc Roberts through which he managed Tracy Patterson, Ray Mercer and Charles Murray, respectively. Such corporations, together with Marc Roberts Inc. and SB Champion Management Inc., corporations also owned by Mr. Roberts, were subsequently merged into the Company, and the Company entered into new management agreements with these boxers. The business of managing the boxers is conducted through the Boxing Division of the Company.

     In January 1996, the Company established its Team Sports Division through the formation of Worldwide Team Sports, Inc. ('WWTS'), initially concentrating in the business of representing professional football players. In August 1996, for the purpose of providing agency, marketing and management services to professional basketball players, the Company formed Worldwide Basketball Management, Inc. ('WWBM'). In March 1997, the Company established Worldwide Football Management Inc. ('WWFM'), as a separate subsidiary to continue to provide agency, marketing and management services to professional football players and hired an additional registered contract advisor to serve as its president. The Company intends to establish additional divisions within its Team Sports Division or create separate wholly-owned subsidiaries for each additional team sport into which the Company expands its operations. The Company established two divisions of WWTS: (i) the Worldwide Memorabilia Division, in March 1998, for the purpose of procuring, developing and consummating commercial transactions involving sports and entertainment memorabilia, and; (ii) the Worldwide Marketing Division, in 1997, for the purpose of developing commercial and marketing opportunities for athletes and entertainers, including the Company's clients.

THE BOXING DIVISION

     The Company's boxing division is under the direct supervision of Marc Roberts, the Company's President. Mr. Roberts has over 19 years experience in the management of professional boxers. The Company's boxers have engaged in over 90 professional bouts while under Mr. Roberts' management (including time periods prior to the formation of WWES). In addition to the management of the boxers identified below, the Company continually seeks to selectively identify promising young boxers to solicit management opportunities.

PROFESSIONAL BOXING

     The sport of boxing is overseen primarily by four organizations -- the World Boxing Association ('WBA'), the World Boxing Council ('WBC'), the International Boxing Federation ('IBF') and the World Boxing Organization ('WBO') -- which have established rules and regulations governing conduct in the ring. Each of such entities, which are comprised of various foreign national boxing commissions and certain state bodies, set their own rules, establish their own medical and safety standards, create their own rankings and designate their own 'world champions.' Each sanctions particular championship and official title-elimination bouts. To hold a title in any of such organizations, a boxer must compete in places, against opponents and under conditions specified by the sanctioning body, one or more of which may sanction a particular bout.

     Professional boxers are divided into 17 weight classes ranging from the 'heavyweight' division (190 lbs. and over) to the 'strawweight' division (108 lbs. and under). Boxers are ranked within their weight class and predominantly box opponents of the same or reasonably similar weight. Champions are crowned in each division as well. Bouts can be as long as 12 rounds, usually reserved for championship bouts, or as short as four rounds for bouts between young, untested boxers.

     Boxing matches are judged by three judges under the rules dictated by the state boxing authority of the state in which the bout is located. Unless decided by a knockout or disqualification, bouts are won

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or lost according to a system of points awarded to the boxer who landed the most, and most effective, punches during a bout. A referee presides over a match as the third party in the ring, insuring that the boxers fight in accordance with the rules. While the judgment of the referees and the judges is generally not subject to further review, the nature of bout judging is largely subjective. Therefore, it is impossible to predict the outcome of a bout or, in turn, the professional success of a boxer. A decision against a boxer can seriously set back his development into a contender and thus his ability to earn substantial purses.

     In addition to the boxers, judges and referees, the business of professional boxing is driven by promoters and managers. Promoters are responsible for contracting boxers to bout agreements with designated opponents, arranging sites, negotiating broadcast rights contracts and establishing and paying the gross purses to the boxers. Promoters generally are also authorized to sell tickets for the matches they promote and to exploit and market all ancillary rights to the bout, including without limitation, the broadcasting, telecasting, recording or filming of such contests for exhibition on a live or delayed basis in any and all media.

     The role of a manager, such as the Company, is to advise its boxers on career development, training and business planning matters, to solicit the arrangement of matches with potential opponents, to advise the boxers regarding participation in bouts requested by others, and to negotiate the terms thereof, including purse payments, and the selection of opponents with promoters of bouts. A manager's success is dependent upon, among other factors, its boxers participating in bouts with increasingly higher purses, which is directly related to such factors as the continued success of the boxers and the ability of the manager to arrange contests and exhibitions of sufficient interest to the public to warrant substantially greater purses. The Company believes that unless and until a boxer attains championship or, in the case of a heavyweight, top contender status, his purses will not be at a level which will generate sufficient revenues for the Company to offset its costs and advances.

     The recruitment and development of young professional boxers is a major expense of boxer management. A would-be manager faces stiff competition from other entities in pursuit of quality boxers. There are a limited number of potential participants for bouts with significant purses and a limited number of promoters to organize such bouts. The securing of a boxer as a client requires a great deal of attention and a demonstration of a willingness and ability to understand and appropriately handle the professional and personal needs and aspirations of the athlete. The process can be time consuming and costly. Early in a boxer's career, when revenues from his matches are too low to cover his expenses and cost of living, a manager must advance the costs for the boxer's professional and often personal needs, including, but not limited to, training expenses, personal services, cost of food, clothing, shelter and medical costs. It usually takes several years of boxing before a boxer reaches a level of professional success whereupon the revenue from his boxing is sufficient to support his career and to pay off his manager's advances. There can be no assurance that any boxer who may be managed by the Company in the future, will ever generate sufficient revenues to allow the Company to recoup its expenditures.

THE BOXERS

     With the recent retirement of Tracy Patterson from professional boxing in 1998, the Company currently manages the following four professional boxers pursuant to exclusive management contracts:

          Raymond 'Merciless Ray' Mercer was the 1988 Olympic heavyweight gold medalist and has been boxing professionally since February 1989. Mr. Mercer was formerly the WBO Heavyweight World Champion and the IBF Intercontinental Champion. Mr. Mercer lost to Lennox Lewis in May 1996, and won in October 1996 against Tim Whitherspoon. Mr. Mercer did not engage in any bouts in 1997 as a result of a neck injury and subsequent recovery from corrective surgery. Mr. Mercer resumed his boxing schedule in 1998, and is currently ranked number 2 by the WBC, number 3 by the WBA and number 4 by the IBF in their respective heavyweight divisions. Mr. Mercer was recently diagnosed as having Hepatitis B. There can be no assurance that Mr. Mercer will be able to resume fighting in the near future.

          Shannon Briggs has been boxing professionally since July 1992. Mr. Briggs fought three times during 1996. He was victorious against Tim Ray and Eric French, and lost to Darroll Wilson. Mr. Briggs fought four times in 1997, winning all four matches. Mr. Briggs won by knockout against

                                       21
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     Eric French and Melton Bowen in February and April, respectively. In June,
     Mr. Briggs won with a technical knock out ('TKO') over Jorge Valdes. In November of 1997, Mr. Briggs won a 12 round majority decision against George Foreman. In March 1998, Mr. Briggs lost a title bout with Lennox Lewis, the WBC Heavyweight Champion. In April 1998, Mr. Briggs renewed his management agreement for a five year term.

          Danell Nicholson was a heavyweight on the 1992 U.S.A. Olympic team. Mr. Nicholson lost a decision to the gold medalist Felix Savogne at the 1992 Olympics. After the 1992 Olympics Mr. Nicholson turned professional and has since amassed a record of 29 wins, with 23 by knockout, and 3 losses. Mr. Nicholson has won 6 consecutive bouts, the most recent victory, a first round KO in Madison Square Garden in September 1998, coming under the Company's management. The Company's management agreement with Mr. Nicholson, signed in December 1997, expires in December 1999, at which time the Company has the exclusive irrevocable option, but not the obligation, to extend the term of the management agreement for an additional 24 month period.

          Charles 'The Natural' Murray has been boxing professionally since March 1989. Mr. Murray formerly held the North American Boxing Federation (a lesser sanctioning body) Junior Welterweight Championship and until 1997, was ranked in the top ten by each of the WBC, IBF and WBA. Mr. Murray previously held the IBF Junior Welterweight World Championship. Mr. Murray won his most recent bout on October 1st, 1998.

     Each of these boxers has entered into a management agreement with the Company pursuant to which the Company will supervise and direct the boxer's training activities, negotiate business opportunities on behalf of the boxer and oversee all marketing and promotional activities regarding the boxer. The Company negotiates with promoters on behalf of its boxers to determine which bouts each boxer will engage in and the terms of the purses to be paid for such bouts. In exchange for providing such services, the Company retains a percentage of the purses from all professional boxing contests and exhibitions and all fees, honoraria or other compensation payable to the boxer for product endorsements, speaking engagements, personal appearances or other commercial performances. An amount equal to -- up to 10% each of the purses as well as all fees, honoraria or other compensation payable to the boxer is generally paid by the boxer to his trainer. The balance of the purse is retained by the boxer.

     Unless otherwise stated, the initial term of each of the management contracts is five years, expiring at various dates in 2001 or late 2000. Although the Company's management contracts are not subject to cancellation by the boxers, there can be no assurance that such individuals will honor their contractual obligations.

     In April 1997, the Company entered into a promotional contract with Alex Trujillo. Mr Trujillo turned professional in 1996. Mr. Trujillo is a lightweight, with a record of 12-0, who competed in eight bouts in 1997. Mr. Trujillo's promotional contract expires in 2001.

     In July 1998, the Company entered into a Management Agreement to act as Co-Manager for young heavyweight Grant Cudjoe. Pursuant to such agreement the Company is entitled to receive 16 2/3% of all purse income generated by Mr. Cudjoe's professional fights through 2003. Mr. Cudjoe won his first professional fight in September 1998.

     The Company has recently entered into an agreement with Jesse Ferguson and his manager, pursuant to which the Company has the right to receive a fixed percentage of the gross purse of any bout in which Mr. Ferguson engages. The underlying contract between Mr. Ferguson and his manager expires in October 2000, with the manager having the ability to renew the contract, at his sole discretion, for two successive 12 month periods.

     For the year ended December 31, 1997, and the nine months ended September 30, 1998, the Company recognized revenues of $168,224 and $604,512, respectively, attributable to the Company's share of its boxers' purses. The Company has recognized limited revenues relating to product endorsements, speaking engagements, personal appearances or other commercial performances from its boxers. Historically, boxers have not been actively solicited for such opportunities, and therefore the generation of significant revenue in this regard is uncertain. The Company nevertheless intends to seek to maximize these opportunities for its boxers through marketing opportunities. There can be no guaranty of success in these efforts.

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BOXING REGULATION

     The management of professional boxers and other athletes is subject to licensing and regulation by state athletic commissions and agencies. The Company's President, Marc Roberts, has obtained licenses to act as a manager from the governing agencies in New Jersey, New York and Nevada. Management licenses were obtained in any other host states immediately prior to the bouts held therein, and the Company, or its employees or representatives, as applicable, will seek the appropriate licenses from other states as warranted. The various state athletic commissions have their own rules and regulations which govern boxing contests and events taking place in their states and have promulgated their own standards for boxer-management contracts, including maximum permissible duration and management fees. In some instances, such provisions conflict with the legislation and rules and regulations of other states, as well as with the terms of the Company's management agreements. To date, the terms of the Company's management agreements have not restricted the Company's boxers from engaging in bouts in other states. The Company's management agreements provide, however, that in the event any provision of such agreements is held invalid or unenforceable by a host state, such provision shall be deleted or construed in accordance with the rules of the host state. Difficulties or failure in obtaining or maintaining required licenses or approvals from state athletic commissions or agencies or otherwise complying with their rules or regulations could prevent the Company from enforcing its rights under its management contracts or placing its boxers in contests or exhibitions in certain states. To date, there have been no such difficulties with the Company's management agreements.

PERSONAL INJURY LIABILITY

     The use of the Company's boxing training facility by professional boxers and others entails a risk of liability claims for injuries sustained while training or using equipment. The Company maintains liability insurance coverage in the amount of $1,000,000 per occurrence and $2,000,000 in the aggregate. In the event of a successful suit against the Company, lack or insufficiency of insurance coverage could have a material adverse effect on the Company.

TEAM SPORTS DIVISION

     Worldwide Team Sports, Inc. ('WWTS') was originally formed for the purpose of engaging in the business of providing contract negotiation, marketing and advisory services to, and on behalf of, professional team sport athletes. The Company intends to operate through sport-specific divisions employing professionals with experience as agents and contract advisors ('Agents') in their respective sports until such time, as in the case of basketball and football, that the level of the Company's operations warrants the establishment of a separate subsidiary in which the division would operate. The Company intends to continue to seek to hire or engage consultants who are established professionals with rosters of athletes in various professional sports. There can be no assurance that any additional divisions will be successfully created or that acquisitions of established sports agency practices will be successfully completed. Since the establishment of WWFM and WWBM as separate entities, the Team Sports Division has been comprised of its Marketing Division and its Memorabilia Division. The Company will seek to integrate these operations of WWTS with its other divisions so as to provide its clients with professional and commercial services intended to enable athletes to maximize their earning potential during their playing careers and to capitalize on the recognizability, popularity and marketability of professional athletes in today's media saturated sports environment.

TEAM SPORTS AGENCY

     Agents conduct compensation negotiations on behalf of individual players and also provide advice and counsel in all other areas of the players' professional careers, including career management decisions (e.g., free agency options), the development and execution of marketing strategies and endorsement opportunities. In addition to establishing a relationship with athletes, a knowledge of the league, team personnel, the league collective bargaining agreements and the mechanics of the league's salary cap structure, which limits the aggregate amount of salary a team can pay its players, are material to fulfilling the Agent's function. Agents must be able to assist their clients in all stages of their careers. They must be familiar with the personnel needs of the teams in the league to appropriately market and

                                       23
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arrange showcases for their rookie clients, and also must be familiar with each team's salary cap limitations to best position veteran free agents to sign with a particular team. In exchange for such services, an Agent generally receives between 2% to 4% of his player's team salary each season (which includes the player's base salary, signing bonus and any performance bonus actually received by the player), during the length of the contract which the Agent negotiated for his client with a team. That revenue stream continues for so long as the player is paid pursuant to such contract, even if the client changes Agents during that span. Once that contract is completed, a player is free to use another Agent with no obligation to his former Agent. An Agent's success therefore depends as much on his ability to maintain a long term relationship with his players and his ability to attract new valuable veteran and rookie talent as on his ability to negotiate favorable contracts for his players. Revenues generated by the renegotiation of a contract originally negotiated by another Agent are based solely on the incremental salary increase, if any, resulting from such renegotiation.

WORLDWIDE FOOTBALL MANAGEMENT INC.

     In January 1996, the Company established its involvement in the representation of professional football players through WWTS and employed a registered NFL contract advisor in connection therewith. In March 1997 the Company hired a second registered contract advisor and established WWFM as a separate, wholly-owned subsidiary for the purpose of continuing to provide player agent services to professional football players, including, but not limited to, contract negotiation, professional and personal advisory services, and the identification and exploitation of endorsement and marketing opportunities. In July 1998 the Company hired a third NFL players agent to service its expanding roster of players, and to facilitate new relationships with other athletes as well. WWFM seeks to establish relationships primarily with those athletes whose athletic abilities and personal attributes make them, in the opinion of WWFM's management, most likely to realize the maximum financial benefit from their athletic careers under WWFM's direction. WWFM's registered agents currently represent over 20 active NFL players, including, among others, Antonio Freeman, Bobby Engram, Antonio London, O.J. McDuffie, Rickey Dudley and Tyrone Wheatley.

     For the fiscal year ended December 31, 1997 and the nine month period ending September 30, 1998, the Company's football agency business generated revenues of $175,248 and $240,005, respectively.

     The Company intends to further develop its football player agency business through additions to WWFM's existing professional football player clientele and through the hiring of additional Agents with existing football agency businesses. The Company's success in the football agency arena will depend on its ability to acquire existing sports agency practices, attract and retain the services of football industry professionals, and in turn, on the ability of those professionals to undertake the representation of successful professional athletes and to maintain such relationships for a substantial period of time. The NFL Collective Bargaining Agreement prohibits an organization from serving as a player's Agent, and therefore the Company's football agency business growth will be dependent upon its ability to retain and maintain the services, as employees or consultants, of Agents who are willing to assign the commissions generated thereby to the Company in exchange for a salary, stock and other compensation.

WORLDWIDE BASKETBALL MANAGEMENT, INC.

     In August 1996, the Company hired a registered NBA player's agent and a former NBA athlete with experience recruiting and handling athletes to manage the Company's basketball business in connection with the formation of WWBM. Through WWBM, the Company provides player agent services to professional basketball players, including, but not limited to, contract negotiation, professional and personal advisory services, and the identification and exploitation of endorsement and marketing opportunities. WWBM intends to seek to identify and establish relationships primarily with those athletes whose athletic abilities and personal attributes make them, in the opinion of WWBM's management, most likely to realize the maximum financial benefit from their athletic careers under WWBM's direction. In the 1996 NBA Draft, WWBM's agent represented the player selected ninth overall. In the 1997 NBA draft, WWBM's agent represented two players selected in the first round and one selected in the second round. The Company represented no players selected in the 1998 NBA

                                       24
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Draft. Two of the players formerly signed to management contracts with WWBM have since terminated their agreements with the Company. The Company has signed representation agreements with two additional NBA veteran players.

     For the fiscal year ended December 31, 1997 and the nine month period ending September 30, 1998, WWBM generated revenues of $32,763 and $5,000, respectively.

     NBA player agents are certified by the National Basketball Players Association ('NBPA') and are regulated by the terms of the Regulations Governing Player Agents which were adopted by the NBPA pursuant to the authority and duty conferred upon the NBPA as the exclusive bargaining representative of NBA players pursuant to Section 9(a) of the National Labor Relations Act. By regulation, a player agent must be an individual and not a corporation or other entity. Although the maximum fees which an Agent can charge or collect is 4% of a player's compensation from the team, if an Agent negotiates a contract where the player receives only the minimum season's compensation under the Collective Bargaining Agreement, the Agent is entitled to only a $2,000 fee for such season. An Agent may also receive a greater percentage, often 15% to 20%, of a player's compensation from endorsements and other sources of income. Pursuant to the NBPA Regulations, the salaries earned by NBA rookies is fixed depending upon the position the player is selected in the draft. As a result, agency fees earned for negotiating rookie contracts are often limited to a small percentage.

     In August 1998, the Company, the NBA agent and the former NBA player hired in connection with the formation of WWBM severed their relationship. None of the Company's other employees are NBA agents, however, two of the Company's other employees, each a registered NFL agent, are seeking registration with the NBA as agents. There can be no assurance such employees will obtain such registration or be successful in attracting professional basketball players as clients. If such employees fail to obtain such registration or the Company cannot retain the services of another NBA registered agent, there can be no assurance that the Company will be able to maintain its basketball agency business.

WORLDWIDE MARKETING DIVISION

     The WWTS Marketing Division caters to the development of commercial and marketing opportunities for athletes and entertainers, including the Company's clients. The Marketing Division seeks to generate opportunities for non-sport exploitation of all of the Company's clients' names and personalities by focusing on the lucrative merchandising, endorsement, public appearance and licensing opportunities available to today's better known athletes. For these efforts, the Company receives a percentage of any revenues generated by these opportunities as a commission, customarily ranging between 10% and 20%. The Marketing Division also arranges marketing opportunities and public appearances for athletes of other agencies, in which event the Company customarily shares up to 50% of the commission generated. The Marketing Division exclusively represents the Company's athletes, the NASCAR racing teams of LAR Motorsports and Brewco Motorsports, and Kevin and Brian Delaney, professional snowboarders.

     For the fiscal year ended December 31, 1997 and the nine month period ended September 30, 1998, the Marketing Division generated revenues of $93,404 and $225,464, respectively.

WORLDWIDE MEMORABILIA DIVISION

     In March 1998, for the purpose of promoting and marketing sports and entertainment memorabilia, the Company established the Worldwide Memorabilia Division of WWTS. The Company has exclusive rights to market a sports memorabilia catalog owned by an employee of the Division, pursuant to which the Company receives a fixed commission on sales. In addition, the Company markets its own catalog of professional and amateur football, baseball, basketball and hockey memorabilia. The catalog includes autographed athletic attire, sport trading cards and sports paraphernalia used by prominent athletes. The Company will seek to sell such items and other acquired memorabilia through various mediums including, trade shows, mail order and retail sales. For the nine month period ending September 30, 1998 the Memorabilia Division generated $226,086 in revenues.

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COMPETITION

     The Company faces intense competition from an increasingly crowded field of sports agents. As professional athletes' salaries continue to grow, and the opportunities for additional revenues from commercial exploitation and endorsements expand, more agents enter into this field, which has limited barriers to entry. In spite of the growing number of agents, each major professional sport is dominated by one or two major agencies, representing a substantial number of players, including those who generate the highest salaries. This concentration of the recognized revenue generating athletes in the hands of a few agents presents a potential barrier which could prevent WWFM and WWBM from realizing their growth objectives.

     The Marketing Division also faces competition from more established and experienced agencies such as Nike Sports Management, Steiner Sport Marketing, The Marquee Group, Inc., and Advantage International, which currently provide endorsement opportunities to athletes. There are no barriers to entry in this industry and success is dependent upon establishing and maintaining relationships with persons and entities capable of providing endorsement opportunities and identifying trends and issues to capitalize on fleeting popular currents. Since the Company's October 1996 initial public offering, additional companies such as SFX Entertainment, Inc. and Magicworks Entertainment Incorporated have become public companies and have contributed to a consolidation of sports management and marketing agencies.

     The boxers managed by the Company face intense competition from numerous professional boxers in their respective weight classes both in the boxing ring as well as for participation in bouts and press coverage. Such individuals also compete for access to the services of promoters who have sufficient resources to arrange bouts with large purses. Many boxers have long-term arrangements with promoters, potentially providing such boxers with an advantage in arranging such bouts. There can be no assurance that the individuals managed by the Company will be able to compete successfully on any of these levels. Further, the Company will be competing with numerous other managers and promoters, including Don King Productions, Top Rank, Shelly Finkel Management, Cedric Kushner and Main Events, many of which may have greater financial resources or recognition in the industry than the Company.

EMPLOYEES

     At November 15, 1998, the Company and its subsidiaries in the aggregate had 19 employees. Three of such persons perform executive functions, three are Agents, three are marketing executives and ten perform clerical or administrative functions. The Company believes the number of persons currently employed is adequate to conduct the Company's current level of business operations. Because of the service nature of the sports management industry, the Company intends to continue to seek to add new management personnel to expand into additional sports and to add to the number of players represented by the Company. See 'Management.'

PROPERTIES

     The Company's principal executive offices are currently located in West Orange, New Jersey on a month-to-month rental basis. The Company currently occupies approximately 1,500 square feet of space, for which the Company pays a monthly base rental of approximately $1,650. The Company leases its boxing training facility, comprising approximately 2,000 square feet, on a month-to-month basis, at a base monthly rental of $1,400. The Company intends to relocate its training facility because the Company does not believe these facilities are adequate for its present and projected needs. The Company believes it will be able to locate suitable space at base rental amounts similar to those currently paid by the Company.

LEGAL PROCEEDINGS

     There are no material legal proceedings to which the Company is a party.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:

             NAME                AGE                                POSITION
------------------------------   ---   ------------------------------------------------------------------
Marc Roberts..................   39    President, Chief Executive Officer, President of Worldwide Team
                                         Sports, Inc. and Director
Roy Roberts...................   59    Chief Financial Officer, Director
Allan Cohen, M.D..............   56    Director
Dan Drykerman.................   50    Director
Herbert F. Kozlov.............   45    Director, Secretary
Harvey Silverman..............   57    Director
Joel Segal....................   34    President, Worldwide Football Management Inc.

     Marc Roberts has been President and Chief Executive Officer of the Company since its inception in August 1995. Since 1992, Mr. Roberts has been engaged in the management of the Company's boxers through the Company's corporate predecessors. Mr. Roberts is involved in various real estate, restaurant and business ventures as a passive investor, none of which occupies a significant portion of his business time.

     Roy Roberts has been Chief Financial Officer of the Company since its inception and as a director of the Company since July 1996. Mr. Roberts devotes his full time and attention to the Company. Since 1991, Mr. Roberts has served as the President of Sparkle Industries, a commercial maintenance company in New Jersey. He also served, until 1995, as the Chairman and Chief Operating Office of Palisades Entertainment, Inc., a motion picture film distributor specializing in special interest, rock and roll and animation films. Mr. Roberts is Marc Roberts' father.

     Allan Cohen, M.D. has been a director of the Company since July 1996. Dr. Cohen is engaged in the practice of medicine, specializing in gastroenterology, and has been President of Gastroenterology Associates, a professional corporation, since 1974 and is President of the Medical Staff at Muhlenburg Hospital in Plainfield, New Jersey. Dr. Cohen is Marc Robert's uncle.

     Dan Drykerman has been a director of the Company since July 1996. Mr. Drykerman has been the Operating Partner of Drykerman Investment Group, an investment partnership (f/k/a Drykerman Enterprises) since 1976.

     Herbert F. Kozlov has served as general counsel to the Company since its inception, and as a director of the Company since July 1996. Mr. Kozlov has been a practicing attorney for more than the past 20 years and is currently a partner in the firm of Parker Duryee Rosoff & Haft A Professional Corporation. Mr. Kozlov is also a member of the Boards of Directors of HMG Worldwide Corporation, Alpha Hospitality Corporation, and a number of privately held companies.

     Harvey Silverman has been a director of the Company since July 1996. Mr. Silverman is a Senior Managing Director of Spear Leeds & Kellogg in New York, where he has been employed since 1963. Mr. Silverman is a Governor on the American Stock Exchange and a director of Intermarket Clearing Corp.

     Joel Segal has been President of WWFM since April 1997. Mr. Segal has been a registered NFL contract advisor for more than the past five years. Prior to joining WWFM, Mr. Segal engaged in such business as a sole proprietor. Mr. Segal is an attorney admitted to practice in the states of New York and Connecticut.

     Directors serve until the next annual meeting or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors, subject to rights, if any, under contracts of employment. Directors will receive no cash compensation for their services to the Company as directors, but will be reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors and are eligible to participate in the Company's Stock Option Plan.

     The General Corporation Law of Delaware permits a corporation through its Certificate of Incorporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty of loyalty and care as a director, with certain exceptions. Exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, improper declarations of dividends, and transactions from which the directors derived an improper personal benefit. The Company's Certificate of Incorporation exonerates its directors from monetary liability to the fullest extent permitted by this statutory provision.

     The Company has been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Act, that provision is against public policy as expressed in the Act and is therefore unenforceable.

KEY EMPLOYEE

     The Company has executed a five year employment agreement with Ryan Schinman, a registered contract advisor with the NFL. In addition to acting as contract advisor for athletes, Mr. Schinman devotes a significant portion of his time and attention to developing marketing opportunities for the Company and its clientele. Mr. Schinman is 26 years old and, prior to joining the Company in January 1996, was employed for three years by Athletes and Artists Ltd., a sports and entertainment management agency. Pursuant to his employment agreement, Mr. Schinman receives a salary of $100,000 per annum plus bonuses in the discretion of the board of directors.

EXECUTIVE COMPENSATION

     The following table sets forth the aggregate compensation paid by the Company to the Chief Executive Officer and President, and certain other executive officers of the Company for services rendered to the Company by such persons during the year ended December 31, 1997.

                                                                                   ANNUAL COMPENSATION(1)(2)
                                                                            ----------------------------------------
                       NAME AND PRINCIPAL POSITION                          SALARY($)    BONUS($)    OPTIONS/SARS(#)
-------------------------------------------------------------------------   ---------    --------    ---------------
Marc Roberts
  Chief Executive Officer, President.....................................   $ 215,000       --           140,000
Roy Roberts
  Chief Financial Officer................................................   $ 120,000       --            40,000
Michael Goodson(3)
  President, Worldwide Basketball Management, Inc........................   $ 130,000       --             --
Erik Rudolph(3)
  Chief Executive Officer, Worldwide Basketball Management, Inc..........   $ 130,000       --             --
Joel Segal
  President, Worldwide Football Management, Inc..........................   $  94,230    $ 75,000          --

------------

(1) The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive plan payments to the named executive officers during 1997.

(2) Other compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constituted the lesser of $50,000 or 10% of the total annual salary and bonus of the Officer for the year.

(3) The Company has terminated its employment agreements with Messrs. Goodson and Rudolph in August 1998.

COMPENSATION OF DIRECTORS

     The Company has no standard arrangements, pursuant to which the directors of the Company are compensated.

EMPLOYMENT AGREEMENTS

     Marc Roberts entered into a five-year employment agreement with the Company commencing January 1, 1996 which provides for a base annual salary of $190,000 with annual minimum guaranteed increases of $25,000. Mr. Roberts shall also be paid an annual bonus of an amount equal to a minimum of 10% of the pretax operating income of the Company before income taxes, depreciation and amortization. Bonuses in excess of that amount shall be determined by the Company's Board of Directors or its executive compensation committee, if any. Mr. Roberts shall also be entitled to participate in the Company's incentive stock option plan and shall be granted a minimum of 30% of the stock options to be issued by the plan at an exercise price of 110% of the fair value of the stock, as determined by the Board of Directors, on the date of grant. The agreement provides that upon termination of Mr. Roberts' employment without cause or upon certain changes in control of the Company resulting in Mr. Roberts' termination, he will be entitled to receive any accrued but unpaid amounts due him under the agreement from the period prior to his termination. In addition, the Company is obligated to pay Mr. Roberts (i) within five (5) days of notice of termination, an amount equal to sixty percent (60%) of the present value of the sum of (x) all salary which would have been earned but for such termination for a period of 2.99 years commencing on the date of such termination based on Mr. Roberts' then current salary, plus (y) the present value of an amount determined by multiplying the amount of incentive compensation earned by Mr. Roberts for the last fiscal year of the Company preceding termination by 2.99 ('Severance Compensation'). The remaining forty percent (40%) of the Severance Compensation shall be paid to Mr. Roberts in twelve (12) equal monthly installments commencing on the first month after the month in which he was terminated. In the event of Mr. Roberts' termination for cause, or if Mr. Roberts voluntarily terminates the agreement within its first two years, the Company is under no obligation to pay him his compensation beyond the date of termination. If Mr. Roberts voluntarily resigns from the Company after the second anniversary of his agreement, he shall be entitled to receive all of the compensation and benefits he would be afforded if he had been terminated without cause. Mr. Roberts' agreement provides that Mr. Roberts will not compete with the Company for a one (1) year period after the termination of his employment. The Company has obtained a $2,000,000 key person life insurance policy on Mr. Roberts' life naming the Company as beneficiary.


     In connection with the formation of WWBM, Erik Rudolph, a registered NBA player's agent, and Michael Goodson, a former NBA player active in player relations and recruiting, signed five year employment agreements with WWBM, effective September 1, 1996, pursuant to which Messrs. Rudolph and Goodson assigned their respective rights and interests in the revenues generated by (i) Samaki Walker, Jason Osborne and Shawnelle Scott, and (ii) any players Messrs. Rudolph and Goodson signed to valid player's representation agreements during their employment by WWBM. Messrs. Rudolph and Goodson were each to receive a salary of $130,000 per annum during the term of their contracts, and each also received a signing bonus of $50,000 in October 1996. In addition, they were to share certain bonus compensation based on WWBM's annual revenue. WWBM's agreements with each of Messrs. Goodson and Rudolph were terminated in August 1998. As stated in those employment agreements, in the event of the non-renewal of the employment agreements, or their termination for any reason, Messrs. Goodson and Rudolph would (i) be reassigned the rights to the revenues from Mr. Walker's contract payable after such termination, and any revenues to be derived from Mr. Osborne, who currently does not have a professional basketball contract, and (ii) pay WWBM (a) 50% of the revenues from all other players signed during the terms of their employment (including Mr. Scott) until the Company recoups all of the amounts funded by the Company, and (b) 30% of such revenues thereafter. Mr. Goodson has agreed to forego any compensation that may have been due to him from his contract with WWBM, and the Company and Mr. Rudolph are currently in negotiations on an appropriate settlement.


     In connection with the formation of WWFM as a separate entity, the Company entered into an employment agreement with Joel Segal, a registered NFL player's agent, effective as of April 16, 1997, pursuant to which Mr. Segal assigned the rights and interests to the revenue generated by any individual with whom Mr. Segal signs to a valid representation agreement, or with whom material discussions regarding entering a representation agreement are had by Mr. Segal, the Company or its employees or affiliates. Mr. Segal's base salary shall be $140,000 during the term of the employment agreement, with a signing bonus of $75,000. Mr. Segal was issued a 20% interest in WWFM upon his joining the Company. As was contemplated in the shareholders agreement between WWES and Mr. Segal, on October 9, 1998 Mr. Segal exchanged his 20% interest in WWFM for 200,000 shares of the Company's Common Stock in a share for share exchange. As a result of this share exchange, WWFM became a wholly-owned subsidiary of the Company.


STOCK OPTION GRANTS

     In September 1997, the Company granted to each of its directors options under the Company's Stock Option Plan, exercisable over a ten year period, at an exercise price of $2.875 per share. Messrs. Drykerman, Silverman and Cohen received an option to purchase 45,000 shares of Common Stock of the Company.
Mr. Kozlov received an option to purchase 98,000 shares of common stock of the Company. These grants were made in conjunction with the cancellation of options granted in December 1996 to each of its four non-employee Directors to purchase 15,000 shares of Common Stock at an exercise price of $5.00 per share. Mr. Roy Roberts and Mr. Marc Roberts received options to purchase 40,000 and 25,000 shares of common stock of the Company, respectively. Mr. Marc Roberts also received, outside the Company's Stock Option Plan, an option to purchase 115,000 shares of Common Stock of the Company, also exercisable over a ten year period, at an exercise price of $2.875 per share.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information concerning stock ownership of all persons known by the Company to own beneficially 5% or more of the outstanding shares of the Company's Common Stock, each director, and all officers and directors of the Company as a group as of November 15, 1998.



                                                                                        PERCENTAGE OF
                                                                                         COMMON STOCK
                                                                  PERCENTAGE OF       BENEFICIALLY OWNED
                                                                  COMMON STOCK        AFTER THE OFFERING
                                                   NUMBER      BENEFICIALLY OWNED     ------------------
              NAME AND ADDRESS(1)                 OF SHARES    BEFORE THE OFFERING    MINIMUM    MAXIMUM
-----------------------------------------------   ---------    -------------------    -------    -------
Marc Roberts...................................   1,718,966(2)         20.7%            16.1%      14.6%
Roy Roberts....................................     248,334(3)          3.0%             2.3%       2.1%
Allan Cohen, M.D...............................     176,667(4)          2.1%             1.6%       1.5%
Dan Drykerman..................................     175,000(5)          2.1%             1.6%       1.5%
Herbert F. Kozlov..............................     464,000(6)          5.6%             4.3%       3.9%
Harvey Silverman...............................     212,334(7)          2.6%             2.0%       1.8%
All officers and directors as a group (7
  persons).....................................   3,275,301(8)         39.5%            30.6%      27.8%


------------

(1) The address of all of the beneficial owners is that of the Company's principal executive office.

(2) Includes 200,000 shares which may be acquired upon the exercise of currently exercisable options and warrants.

(3) Includes 165,000 shares which may be acquired upon the exercise of currently exercisable options and warrants.

(4) Includes 160,000 shares which may be acquired upon the exercise of currently exercisable options and warrants.

(5) Includes 172,500 shares which may be acquired upon the exercise of currently exercisable options and warrants.

(6) Does not include shares and warrants to acquire additional shares held by members of a law firm of which Mr. Kozlov is a member. Mr. Kozlov disclaims beneficial ownership of such shares. Includes 8,000 shares held under the NYUGMA for the benefit of his minor children and 173,000 shares which may be acquired upon the exercise of currently exercisable options.

(7) Includes 120,000 shares which may be acquired upon the exercise of currently exercisable options.

(8) Includes 959,500 options which may be acquired upon the exercise of currently exercisable options.

STOCK OPTION PLAN

     On July 1, 1996, the Company adopted the 1996 Stock Option Plan (the 'SOP') covering 500,000 shares of the Company's Common Stock, $.01 par value, pursuant to which officers, directors and key employees of the Company are eligible to receive incentive and/or non-qualified stock options. The SOP is administered by the Board of Directors or a committee designated by the Board of Directors. The selection of participants, allotment of shares, determination of price and other conditions of purchase of options is determined by the Board or committee at its sole discretion. The purpose of the SOP is to attract and retain persons instrumental to the success of the Company. Incentive stock options granted under the SOP are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive stock option granted under the SOP to a stockholder owning more than 10% of the outstanding Common Stock may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant. At December 31, 1997, options to purchase up to 435,000 shares have been granted under the SOP.

                              CERTAIN TRANSACTIONS

     From time to time Marc Roberts has made loans and advances to the Company and the Company has advanced funds to Mr. Roberts. In June 1996, Mr. Roberts repaid $200,000 of amounts due to the Company, thereby eliminating the balance due from Mr. Roberts. Subsequent to June 1996, Mr. Roberts made additional loans to the Company. At December 31, 1996, $169,000 was due to Mr. Roberts. Mr. Roberts has agreed to forego repayment of such amounts until the Company has generated operating revenue in excess of such amount. In 1997, the Company repaid the remaining amount due on such note held by Mr. Roberts.

     Pursuant to a Shareholders Agreement among Messrs. Goodson and Rudolph and the Company, upon the occurrence of certain events, including the termination of the employment of Messrs. Rudolph and Goodson, the shares of WWBM held by Messrs. Rudolph and Goodson (representing 20% of the outstanding shares of WWBM) will be exchanged for up to an aggregate of 300,000 shares of Common Stock of the Company, depending upon the time of such exchange and the financial condition of WWBM as of the time of such exchange. The Shareholders Agreement was terminated effective August 1998 and Mr. Goodson has agreed to forego any compensation to which he was entitled to receive thereunder and he has surrendered his shares of WWBM Common Stock to the Company. The Company and Mr. Rudolph are currently negotiating an appropriate settlement.


     Pursuant to a Shareholders Agreement among Joel Segal, WWFM and the Company, if upon or after December 31, 1998, Segal is a licensed NFL Player's Agent in good standing with the NFL Player's Association and employed by the Company and if Segal meets certain productivity incentives, then either Segal or the Company could have elected to effectuate a merger of WWFM and the Company which would have resulted in an exchange of the shares of WWFM held by Mr. Segal, representing 20% of the outstanding shares of WWFM, for 200,000 shares of Common Stock of the Company. On October 9, 1998, in accordance with the Shareholders Agreement, the Company and Mr. Segal consummated a share exchange in which Mr. Segal received 200,000 shares of the Company's Common Stock for his 20% stake in WWFM in lieu of effectuating the merger, thereby making WWFM a wholly-owned subsidiary of the Company.


     The Company believes the terms and conditions of the foregoing transactions are no less favorable to the Company than those available from unaffiliated parties. Future transactions between the Company and any affiliate will be on terms and conditions approved by the Board of Directors.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

GENERAL


     The Company is authorized to issue 20,000,000 shares of Common Stock, $.01 par value per share, of which 7,337,197 shares are currently outstanding and held of record by approximately 142 holders of record as of November 11, 1998. Holders of the Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor and to share ratably in the assets of the Company available upon liquidation, dissolution or winding up. The holders of Common Stock do not have cumulative voting rights for the election of directors and, accordingly, the holders or more than 50% of the Common Stock voting for the election of directors are able to elect all directors. All of the outstanding Common Stock is duly authorized, validly issued, fully paid and non-assessable, and the Common Stock issuable upon exercise of the Company's outstanding warrants and options, has been duly authorized and reserved for issuance upon the exercise of the Company's outstanding warrants and options and, upon issuance, will be validly issued, fully paid and non-assessable.


DIVIDENDS

     The Company has not paid or declared any cash dividends since its formation and intends to retain earnings, if any, for the operation and expansion of its business. The payment by the Company of dividends, in the future, rests within the discretion of its Board of Directors and will depend on, among other things, the Company's earnings, its capital requirements and its financial condition.

WARRANTS

     In connection with a private placement commenced in September 1995 through July 1996 of an aggregate of $1,990,000 of promissory notes, the Company issued warrants to purchase up to 995,000 shares of Common Stock at an exercise price of $7.20 at any time commencing on October 22, 1996 and prior to the fifth anniversary of their issuance. The Warrants provide for adjustment of the exercise and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Common Stock. The Warrants do not confer upon the Warrant holder any voting or other rights of a stockholder of the Company. The holders of these warrants were not granted any registration rights relating to the warrants or the shares underlying such warrants.

     On May 13, 1998, the Board of Directors of WWES authorized the issuance of 31,000 warrants to purchase common stock of the Company, exercisable at $2.25 per share, with a 5-year term.

REDEEMABLE WARRANTS

     In connection with the Company's public offering on October 22, 1996, and pursuant to a warrant agreement (the 'Warrant Agreement') among the Company, William Scott & Company L.L.C. as underwriter ('William Scott') and the Company's transfer agent and warrant agent, the Company issued 1,400,000 Redeemable Warrants each to purchase one share of the Company's Common Stock at $7.20 per share at any time after October 22, 1997 and before the close of business on October 22, 2002.

     The Redeemable Warrants are redeemable by the Company on 30 days' prior notice at any time subsequent to October 22, 1997 at a redemption price of $.05 per Redeemable Warrant provided the last sale price of the Common Stock for any 20 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $9.00 per share.

UNIT PURCHASE OPTION

     Pursuant to an Underwriting Agreement between the Company and William Scott entered into in connection with the public offering of the Company's Common Stock in October 1996, the Company has agreed to sell to William Scott or its designees, for nominal consideration, a Unit Purchase Option to purchase up to 140,000 Units each consisting of one share of the Company's Common Stock and one Redeemable Warrant convertible into one share of the Company's Common Stock at the same terms and condition set forth above, except that the Redeemable Warrants issued pursuant to the Unit Purchase Option are not subject to redemption by the Company. The Unit Purchase Option will be exercisable during the four-year period commencing October 22, 1997 at an exercise price of $9.90 per Unit, subject to adjustment in certain events to protect against dilution, and were not transferable until October 22,1997 except to officers of William Scott. The Company has agreed to register, during the four-year period commencing October 22, 1997, on one occasion upon request of the holder(s) of a majority of the Unit Purchase Option, the securities issuable upon exercise thereof under the Securities Act, such registration to be at the Company's expense. The Company has also granted certain 'piggyback' registration rights to holders of the Unit Purchase Option.

OPTIONS

     On July 1, 1996, the Company adopted the 1996 Stock Option Plan (the 'Plan'), which provides that certain options granted thereunder are intended to qualify as 'incentive stock options' under Section 422A of the Internal Revenue Code. Nonqualified options may also be granted under the Plan. The Plan authorizes the issuance of qualifying option to purchase 500,000 shares. The option price per share for the incentive stock option will be determined at the time of grant.

     On September 16, 1997, 435,000 qualifying options were granted, with an exercise price of $2.875, and 11,000 options were granted outside the Plan with an exercise price of $2.875, all for a term of ten years.

     On December 9, 1997, the Board of Directors of the Company granted 50,000 and 115,000 nonqualifying options exercisable at $2.00 and $2.875 a share, respectively, with a 5-year term, and 147,500 nonqualifying options exercisable at $2.875 a share, with a ten year term.

     On January 28, 1998, the Board of Directors of the Company authorized the issuance of 320,000 nonqualifying options, exercisable at $1.50 a share, with a ten year term.

     In September 1998, the Board of Directors of the Company authorized the issuance of 1,083,000 nonqualifying options ranging in price from $1.44 through $2.875 per share.

TRANSFER AGENT AND WARRANT AGENT

     American Stock Transfer & Trust Company, New York, New York serves as transfer agent for the Common Stock and Warrant Agent for the Redeemable Warrants.

PREFERRED STOCK

     The Certificate of Incorporation of the Company authorizes the issuance of 5,000 shares of preferred stock. The Board of Directors, within the limitations and restrictions contained in the Certificate of Incorporation and without further action by the Company's stockholders, has the authority to issue shares of preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. Any issuance of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holder, of Common Stock. The Company has no present plans to issue any shares of preferred stock.

DELAWARE ANTI-TAKEOVER STATUTE

     The Company is subject to Section 203 of the Delaware General Corporation Law ('Section 203') which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any 'business combination' with any 'interested stockholder' for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation, approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors and which transaction is approved or not opposed by the majority of the board of directors then in office.

     Section 203 generally defines a business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholders; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to the interested stockholder; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

                                  UNDERWRITING

     The Company has entered into an Underwriting Agreement with Bell Investment Group Inc. (the 'Underwriter'). Pursuant to the terms of the Underwriting Agreement, the Underwriter has agreed to attempt to sell the Minimum Amount of the Shares on a 'best efforts all or none basis' and, once the Minimum Amount has been subscribed for, the Underwriter shall attempt to sell up to the Maximum Amount of the Shares on a 'best efforts' basis until the Offering is either terminated or completed, which ever is sooner. This Offering is the Underwriter's first as the managing underwriter for a public offering.


     The Shares will be offered for a period of forty-five (45) days from the date of this Prospectus, which period may be extended for an additional forty-five (45) days upon mutual agreement between the Company and the Underwriter (the 'Offering Period'). The Company intends to extend the Offering beyond forty-five (45) days if the Minimum Amount is not raised during the initial forty-five (45) days. Any purchase of Shares made by persons affiliated with the Company for the explicit purpose of meeting the Minimum Amount will be made for investment purposes only and not with a view toward distribution. If the Underwriter is unable to raise the Minimum Amount within the Offering period, this Offering will terminate and all funds will be returned to subscribers in full, without interest or deduction for commissions or other expenses relating to the Offering. All funds received by the Underwriter will be transmitted promptly to an escrow account maintained by Liberty Bank of New York, pursuant to the terms of an escrow agreement. Purchasers of the Shares will not receive Shares unless and until the funds are released from escrow pursuant to the terms of the escrow agreement.

Officers and directors of the Company may purchase Shares in the Offering. However, officers and directors who acquire Shares will not be allowed to transfer such securities for one year without the consent of the Underwriter.


     Subject to attaining the Minimum Amount in this Offering, the Company has agreed to pay the Underwriter a sales commission of ten percent (10%) of the aggregate offering price of the Shares (the 'Underwriter Sales Commission'), and a nonaccountable expense allowance of 3% of the gross proceeds of the Offering. The Company has also agreed to sell to the Underwriter warrants to purchase the Company's Common Stock in an amount equal to ten percent (10%) of the Common Stock sold by the Underwriter (or participating underwriters or broker-dealers) in the Offering, which Warrants may be exercised during a four (4) year period commencing on that date which is twelve (12) months after the date of this Prospectus. The exercise price of the Underwriter's Warrant shall be an amount equal to 165% above the purchase price for the Common Stock in this Offering.


     The Underwriter has the right to engage other broker-dealers which are members of the National Association of Securities Dealers, Inc. (the 'Participating Dealers') to assist in the offer and sale of the Shares, and may allow such Participating Dealers up to 100% of the Underwriter Sales Commission and the nonaccountable expense allowance. In this regard, the Underwriter will enter into a Participating Dealer Agreement with each Participating Dealer (a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part). The Underwriter may purchase Shares for accounts over which it has discretionary authority, however, at this time the Underwriter has no intention to do so.


     In connection with the Offering, the Company has entered into an agreement whereby it agrees to employ the Underwriter as its Management and Financial Consultant for a three year period commencing with the date of the Closing at a fee equal to $2,500 per month payable in one lump sum of $90,000 at Closing.


     The Company has also agreed that it will, for a period of two years, engage a designee of the Underwriter as an advisor to its Board of Directors to attend all meetings of the Company's Board of Directors. In lieu of the appointment of such Advisor, however, the Underwriter, in its sole discretion, shall have the right to designate one person for election as a Director of the Company. The Company has agreed to compensate such Advisor or Underwriter's Nominee Director to the same extent the Company compensates its non-employee Directors for out-of-pocket expenses incurred in attending Board Meetings and otherwise discharging the duties of a Director of the Company.

     In the Underwriting Agreement, the Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments which the Underwriter may be required to make in respect thereof. The Company has been advised by the U.S. Securities and Exchange Commission that, in the opinion of the Commission, such indemnification for liabilities arising under the federal securities laws is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

     Marc Roberts, the President and Chief Executive Officer of the Company has agreed not to sell, transfer or assign any of his shares of Common Stock for a period of 12 months from the date of this Prospectus without the prior written consent of the Underwriter. The remaining officers and directors of the Company have agreed to refrain from selling, transferring or assigning their shares of the Company's Common Stock for a period of 9 months from the date of this Prospectus without the prior written consent of the Underwriter. All of the Company's officers and directors, including Mr. Roberts, have agreed not to sell, transfer or assign any shares of Common Stock they may acquire by exercising their currently existing options to acquire Common Stock of the Company for a period of 12 months from the date of this Prospectus.



     Certain persons participating in the Offering may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market industry by entering stabilizing bids or effecting syndicate covering transactions. A stabilizing bid means the placing of any bid or effecting of any purchase for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the Offering. Such transaction may be effected on The Nasdaq Stock Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     Certain legal matters relating to the securities offered hereby will be passed upon for the Company by Parker Duryee Rosoff & Haft A Professional Corporation, New York, New York. Herbert F. Kozlov, a member of Parker Duryee Rosoff & Haft, beneficially owns 283,000 shares of Common Stock and holds options to acquire an additional 173,000 shares. Mr. Kozlov also serves as Secretary and as a director of the Company. Parker Duryee Rosoff & Haft, as a firm, owns 65,000 shares of Common Stock of the Company. Other individual members of such firm own shares of Common Stock, as well as five year warrants to purchase an additional 25,000 shares of Common Stock at an exercise price of $6.00 per share.

                                    EXPERTS

     The financial statements (except as they apply to unaudited periods) and schedules of the Company included in this Prospectus and Registration Statement have been audited for Fiscal Year 1997 by Friedman Alpren & Green LLP, independent certified public accountants, as stated in their report appearing elsewhere herein and therein and are included in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing. Financial Statements for Fiscal Year 1996 were audited by Rosenberg Rich Baker & Berman, a Professional Association.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, Washington, D.C., a Registration Statement on Form SB-2 under the Act, covering the securities offered by this Prospectus. For further information with respect to the Company and the securities offered, reference is made to the Registration Statement and the exhibits filed as part thereof, which may be examined without charge and copies of such material can be obtained at prescribed rates from the Public Reference Section maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete. In each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                         INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report.........................................................................        F-2, F-3

Consolidated Balance Sheet as of December 31, 1997 and 1996..........................................             F-4

Consolidated Statement of Operations Years Ended December 31, 1997 and 1996..........................             F-5

Consolidated Statement of Cash Flows Years Ended December 31, 1997 and 1996..........................             F-6

Consolidated Statement of Changes in Stockholders' Equity............................................             F-7

Notes to Consolidated Financial Statements...........................................................      F-8 - F-13

Unaudited Condensed Consolidated Balance Sheet As of September 30, 1998.............................             F-14

Unaudited Condensed Interim Consolidated Statements of Operations For the Nine Months Ended September
  30, 1998 and 1997..................................................................................            F-15

Unaudited Condensed Consolidated Statements of Cash Flows For the Nine Months Ended September 30,
  1998 and 1997......................................................................................            F-16

Notes to Unaudited Consolidated Financial Statements.................................................     F-17 - F-18

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of WORLDWIDE ENTERTAINMENT & SPORTS CORP.

     We have audited the accompanying consolidated balance sheet of Worldwide Entertainment & Sports Corp. and Subsidiaries as of December 31, 1997, and the related consolidated statements of operations, cash flows and changes in stockholders' equity for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Worldwide Entertainment & Sports Corp. and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          FRIEDMAN ALPREN & GREEN LLP

New York, New York
February 19, 1998, except for Notes 11 and 12, as to which the dates are March 27, 1998 and November 17, 1998, respectively

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of WORLDWIDE ENTERTAINMENT & SPORTS CORP. AND SUBSIDIARIES
29 Northfield Avenue
West Orange, New Jersey 07052

     We have audited the accompanying balance sheet of Worldwide Entertainment & Sports Corp. and Subsidiaries as of December 31, 1996 and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Worldwide Entertainment & Sports Corp. and Subsidiaries as of December 31, 1996 and the results of its operations and its cash flow for the year then ended in conformity with generally accepted accounting principals.

                                       ROSENBERG RICH BAKER BERMAN & COMPANY, PA

Maplewood, New Jersey
February 18, 1997

            WORLDWIDE ENTERTAINMENT & SPORTS CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 1997 AND 1996

                                                                                          1997           1996
                                                                                       -----------    -----------
                                       ASSETS
Current assets
Cash and cash equivalents, including restricted cash of $120,000 in 1996............   $   745,137    $   791,505
Certificates of deposit.............................................................     1,060,049        300,000
Marketable securities...............................................................       --           3,098,760
Accounts and loans receivable, less allowance for doubtful accounts of $15,000 and
  $600..............................................................................       295,765         12,396
Prepaid expenses and other current assets...........................................        21,890         57,136
Due from boxers, less allowance of $141,121 and $38,853.............................       377,184         92,458
Deposit.............................................................................       --              43,150
                                                                                       -----------    -----------
     Total current assets...........................................................     2,500,025      4,395,405
Property and equipment -- at cost, less accumulated depreciation....................        21,029         56,195
Other assets
     Deferred consulting expense....................................................       --             150,000
     Due from related party, less allowance of $46,559 and $30,710..................        46,559         30,711
     Security deposits..............................................................         6,950          5,950
     Other..........................................................................       --              15,000
                                                                                       -----------    -----------
                                                                                       $ 2,574,563    $ 4,653,261
                                                                                       -----------    -----------
                                                                                       -----------    -----------

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
     Accounts payable and accrued expenses..........................................   $   217,964    $   488,110
     Note payable, bank.............................................................       --              25,515
     Escrow payable.................................................................       155,344        149,156
     Due to related party...........................................................       --             168,826
     Advance on letter of credit....................................................       --              70,000
                                                                                       -----------    -----------
          Total current liabilities.................................................       373,308        901,607
                                                                                       -----------    -----------
Stockholders' equity
     Preferred stock, $.01 par value; 5,000 shares authorized, none issued..........       --             --
     Common stock, $.01 par value; 20,000,000 shares authorized, 6,262,197 and
      5,153,255 shares issued.......................................................        62,622         51,533
     Additional paid-in capital.....................................................     8,396,247      6,763,561
     Accumulated deficit............................................................    (6,245,264)    (3,060,307)
     Demand note receivable for common stock........................................       (12,350)       (12,350)
     Unrealized gain on marketable securities.......................................       --               9,217
                                                                                       -----------    -----------
                                                                                         2,201,255      3,751,654
                                                                                       -----------    -----------
                                                                                       $ 2,574,563    $ 4,653,261
                                                                                       -----------    -----------
                                                                                       -----------    -----------

  The accompanying notes are an integral part of these consolidated financial statements.

            WORLDWIDE ENTERTAINMENT & SPORTS CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                       --------------------------
                                                                                          1997           1996
                                                                                       -----------    -----------
Revenues
Purses..............................................................................   $   168,224    $   232,437
Contract and agency fees............................................................       208,009         30,424
Endorsements and marketing fees.....................................................        93,404         23,080
Television income...................................................................        87,500        --
Commissions.........................................................................       --              22,793
Ticket revenues.....................................................................        33,090         12,636
Merchandise revenues................................................................       --               1,008
                                                                                       -----------    -----------
                                                                                           590,227        322,378
                                                                                       -----------    -----------
Expenses (Reclassified)
     Boxing, training and related expenses..........................................       228,088        232,549
     Promotion and other operating expenses.........................................     3,651,354      2,036,214
     Other..........................................................................       --             100,000
                                                                                       -----------    -----------
                                                                                         3,879,442      2,368,763
                                                                                       -----------    -----------
Loss from operations................................................................    (3,289,215)    (2,046,385)
                                                                                       -----------    -----------
Other income (expenses)
     Interest and dividend income...................................................       103,240         21,941
     Interest expense...............................................................       --            (141,340)
     Other..........................................................................         6,807         10,916
                                                                                       -----------    -----------
                                                                                           110,047       (108,483)
                                                                                       -----------    -----------
Loss before income taxes............................................................    (3,179,168)    (2,154,868)
Income taxes........................................................................         5,789          1,330
                                                                                       -----------    -----------
Net loss............................................................................    (3,184,957)    (2,156,198)
Accumulated deficit, beginning of year..............................................    (3,060,307)      (904,109)
                                                                                       -----------    -----------
Accumulated deficit, end of year....................................................   $(6,245,264)   $(3,060,307)
                                                                                       -----------    -----------
                                                                                       -----------    -----------
Weighted average of common shares outstanding.......................................    5,369,127      4,116,096
                                                                                       -----------    -----------
                                                                                       -----------    -----------
Basic loss per share................................................................     $(.59)         $(.52)
                                                                                       -----------    -----------
                                                                                       -----------    -----------


  The accompanying notes are an integral part of these consolidated financial statements.

            WORLDWIDE ENTERTAINMENT & SPORTS CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                       --------------------------
                                                                                          1997           1996
                                                                                       -----------    -----------
Cash flows from operating activities:
     Net loss.......................................................................   $(3,184,957)   $(2,156,198)
     Adjustments to reconcile net loss to net cash used in operating activities:
          Depreciation and amortization.............................................         7,226         24,014
          Provision for doubtful accounts...........................................       126,788        --
          Common stock issued for consulting and other services.....................       284,470        --
          Stock-based compensation..................................................        26,338        --
          Realized gain on marketable securities....................................        (9,217)       --
          Gain on sale of transportation equipment..................................        (6,289)       --
          Changes in assets and liabilities:
               Accounts receivable..................................................      (406,437)       (12,396)
               Due from or to boxers................................................      (288,446)        58,900
               Prepaid expenses and other assets....................................       242,396        (73,373)
               Escrow payable.......................................................         6,188        126,250
               Due to related party.................................................      (168,826)       --
               Accounts payable and accrued expenses................................      (270,146)       107,949
               Advance on letter of credit..........................................       (70,000)        70,000
                                                                                       -----------    -----------
                    Net cash used in operating activities...........................    (3,710,912)    (1,854,854)
                                                                                       -----------    -----------
Cash flows from investing activities:
     Purchase of certificates of deposit............................................      (760,049)       --
     Proceeds (purchases) of marketable securities..................................     3,098,760     (3,389,543)
     Acquisition of property and equipment..........................................       --             (39,045)
     Advances to stockholder........................................................       --             131,956
     Proceeds from sale of transportation equipment.................................        34,229        --
     Due from related party.........................................................       (15,848)       --
                                                                                       -----------    -----------
                    Net cash provided by (used in) investing activities.............     2,357,092     (3,296,632)
                                                                                       -----------    -----------
Cash flows from financing activities:
     Issuance of common stock.......................................................     1,332,967      6,499,092
     Deferred costs in connection with proposed public offering.....................       --              47,148
     Proceeds from notes payable and debt...........................................       --              31,000
     Repayment of notes payable and debt............................................       (25,515)    (1,181,385)
                                                                                       -----------    -----------
                    Net cash provided by financing activities.......................     1,307,452      5,395,855
                                                                                       -----------    -----------
Net increase (decrease) in cash and cash equivalents................................       (46,368)       244,369
Cash and cash equivalents, beginning of year........................................       791,505        547,136
                                                                                       -----------    -----------
Cash and cash equivalents, end of year..............................................   $   745,137    $   791,505
                                                                                       -----------    -----------
                                                                                       -----------    -----------
Supplemental cash flow disclosures:
     Interest paid..................................................................   $   --         $   141,340
     Income taxes paid..............................................................        26,338        --
Noncash financing activities:
     Issuance of common stock for consulting and other services.....................       284,470        --
     Stock-based compensation charged to expense....................................         6,489            880

  The accompanying notes are an integral part of these consolidated financial statements.

             WORLDWIDE ENTERTAINMENT & SPORTS CORP. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1996




                                                                                                            Demand Note   Unrealized
                                                                             Additional                     Receivable     Gain on
                                                   Common Stock               Paid-in      Accumulated      for Common    Marketable
                                               Shares         Amount       Capital           Deficit        Stock         Securities
Balance, January 1, 1996.................     3,719,921   $    37,200   $    78,803      $    (904,109)   $ (12,350)         $  -
Issuance of common stock.................        33,334           333       199,667              -             -                -
Proceeds from stock offering.............     1,400,000        14,000     6,485,091              -             -                -
Net loss.................................           -             -             -            (2,156,198)        -                -
Unrealized gain on
   securities available for sale.........           -             -             -                 -            -             9,217

Balance, December 31, 1996...............     5,153,255        51,533     6,763,561         (3,060,307)     (12,350)          9,217
Issuance of common stock
   Claim settlement......................        11,000           110         6,620              -             -                -
   Consulting services...................       325,000         3,250       262,250              -             -                -
   Trainer's services....................         8,500            85        12,155              -             -                -
   Private placement.....................       764,442         7,644     1,612,350              -             -                -
Net loss.................................          -             -             -            (3,184,957)        -                -
Change in unrealized gain on marketable
   securities............................          -             -             -                 -             -             (9,217)
Stock-based compensation - options.......          -             -           26,338              -             -                -
Cost of private placement................          -             -       (  287,027)             -             -                -

Balance, December 31, 1997...............     6,262,197   $    62,622  $  8,396,247      $(  6,245,264)   $ (12,350)        $  -0-

The accompanying notes are an integral part of these consolidated financial statements.

            WORLDWIDE ENTERTAINMENT & SPORTS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 -- ORGANIZATION

     Descriptions of companies included in the accompanying consolidated financial statements are as follows:

          Worldwide Entertainment & Sports Corp. ('WWES'), which was incorporated in Delaware on August 15, 1995 to provide management, agency and marketing services to professional athletes and entertainers, principally boxers.

          Worldwide Team Sports, Inc. ('WWTS'), a wholly owned subsidiary which was incorporated in Delaware on January 23, 1996 to provide management, agency and marketing services to professional athletes, principally football players.

          Worldwide Basketball Management, Inc. ('WWBM'), which was incorporated in Delaware on August 1, 1996 to provide management, agency and marketing services to basketball players. WWBM is owned 80% by WWES, and the remaining 20% is owned by two principals formerly associated with Impact Sports Management, LLC ('Impact').

          Worldwide Football Management, Inc. ('WWFM'), which was incorporated in Delaware on March 10, 1997 to provide management, agency and marketing services to football players. WWFM is owned 80% by WWES, and the remaining 20% is owned by an individual who is a certified player's agent listed with the National Football League Players Association. WWFM was inactive in 1997.

          Worldwide Sports Promotion, Inc. ('WWSP'), a wholly owned subsidiary which was incorporated in Delaware on March 4, 1997 to provide marketing and promotional services to professional athletes, principally boxers.

          Worldwide Bobcats Football, Inc. ('WWBF'), a wholly owned subsidiary which was incorporated in Delaware on October 17, 1997 to purchase the Florida Bobcats arena football team. Management has since decided not to purchase the team.

2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of WWES, its wholly owned subsidiaries and its 80% owned subsidiaries (collectively, the 'Company'). All significant intercompany balances and transactions have been eliminated.

     As discussed in Note 1, WWES has an 80% ownership interest in WWBM; the remaining 20% interest is owned by the two officers of WWBM. Net losses of WWBM for the years ended December 31, 1997 and 1996 were approximately $308,000 and $553,000, respectively. The accumulated deficit of the minority interest exceeded the minority interest in the equity capital of WWBM as of December 31, 1997 and 1996 by approximately $172,000 and $111,000, respectively. Such excesses were charged against WWES, the majority interest, and was reflected in the statement of operations for the years ended December 31, 1997 and 1996.

MARKETABLE SECURITIES

     Marketable securities at December 31, 1996 consisted of debt securities which were classified as available-for-sale in accordance with the provisions of Statement of Financial Accounting Standards ('SFAS') No. 115, 'Accounting for Certain Investments in Debt and Equity Securities', and are reported at their fair value of $3,098,760. Unrealized gains and losses were reflected as a separate component of stockholders' equity.

            WORLDWIDE ENTERTAINMENT & SPORTS CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

DUE FROM ATHLETES

     The Company makes unsecured interest-free loans to boxers and other athletes. Repayments by boxers are made from authorized deductions from fight purses.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using primarily accelerated methods over the estimated useful lives of the assets, which range from 5 to 7 years.

NEW ACCOUNTING PRONOUNCEMENT

     In February 1997, SFAS No. 128, 'Earnings per Share', was issued. It establishes standards for computing and presenting earnings per share ('EPS'), replaces the presentation of primary EPS with a presentation of basic EPS, and requires dual presentation, where applicable, of basic and diluted EPS on the face of the consolidated statement of operations. SFAS No. 128 was effective for financial statements issued for periods ending after December 15, 1997. The adoption of SFAS No. 128 did not affect the Company's EPS data for the years ended December 31, 1997 and 1996.

BASIC LOSS PER SHARE

     Basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted EPS has not been presented because its effect would have been anti-dilutive.

REVENUE RECOGNITION

     Purse revenue represents a percentage of a boxer's purse, and is recognized upon completion of a fight. Ticket and commission revenues are recognized at the time of the fight. Contract and agency fee revenues are recognized during the various athletic seasons on a pro rata basis. Such revenues are therefore recognized from the period November 1 through May 1 for basketball, and September 1 through January 1 for football.

USE OF ESTIMATES

     Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

INCOME TAXES

     WWES and its subsidiaries file a consolidated Federal income tax return.

     The Company accounts for income taxes in accordance with SFAS No. 109, 'Accounting for Income Taxes', determining deferred tax assets and liabilities using the liability method. Deferred taxes are recognized on net operating loss carryforwards and differences between financial reporting and income tax bases of assets and liabilities, using enacted income tax rates.

STOCK-BASED COMPENSATION

     In 1996, WWES adopted the provisions of SFAS No. 123, 'Accounting for Stock-Based Compensation', which prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, and stock appreciation rights. In accordance with SFAS No. 123, the Company recognizes expense for stock-based awards based on the estimated fair value on the date of the grant (see Note 7).

            WORLDWIDE ENTERTAINMENT & SPORTS CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, all highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

     The Company maintains cash balances in several financial institutions, which are insured by the Federal Deposit Insurance Corporation for up to $100,000 at each institution. At December 31, 1997, the Company's uninsured cash balances were approximately $1,128,000, including certificates of deposit.

RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

3 -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                            1997       1996
                                                                           -------    -------
Gym equipment and furniture.............................................   $56,575    $56,450
Transportation equipment................................................     --        31,000
Leasehold improvements..................................................     7,116      7,116
                                                                           -------    -------
                                                                            63,691     94,566
Less -- Accumulated depreciation and amortization.......................    42,662     38,371
                                                                           -------    -------
                                                                           $21,029    $56,195
                                                                           -------    -------
                                                                           -------    -------

     Depreciation expense was $7,226 and $11,027 for the years ended December 31, 1997 and 1996, respectively.

4 -- ESCROW PAYABLE

     The Company is holding funds in escrow on behalf of two boxers until release is requested.

5 -- INCOME TAXES AND DEFERRED INCOME TAXES

     Income taxes and components of deferred tax assets are as follows:

                                                                           DECEMBER 31,
                                                                     ------------------------
                                                                        1997          1996
                                                                     -----------    ---------
Income taxes
     State income taxes...........................................   $     5,789    $   1,330
                                                                     -----------    ---------
                                                                     -----------    ---------
Deferred tax assets
     Net operating loss carryforwards.............................   $ 2,103,258    $ 786,977
     Stock-based compensation.....................................         8,955       --
                                                                     -----------    ---------
                                                                       2,112,213      786,977
Less -- Valuation allowance.......................................    (2,112,213)    (786,977)
                                                                     -----------    ---------
          Net deferred tax asset..................................   $         0    $       0
                                                                     -----------    ---------
                                                                     -----------    ---------

     The Company has available net operating loss carryforwards of approximately $6,245,000, which may be utilized to reduce any Federal taxable income through 2012.

            WORLDWIDE ENTERTAINMENT & SPORTS CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6 -- COMMON STOCK

     On October 22, 1996, WWES, in its initial public offering, sold 1,400,000 units (the 'Units'). Net proceeds were $6,499,091. Each Unit consisted of one share of common stock, $.01 par value, of WWES, and one redeemable common stock purchase warrant to purchase one share of common stock at $7.20 during the period October 22, 1996 to March 21, 2001.

     Additional shares have been sold or issued by WWES as follows:

          On July 15, 1997, sold 100,000 shares of restricted common stock in a private offering for $125,000.

          On August 19, 1997, issued 250,000 shares of restricted common stock, with a fair value of $157,500, for consulting services rendered by a consulting firm.

          On September 16, 1997, issued a total of 83,500 shares of restricted common stock, with a fair value of $120,240, to seven individuals for consulting and other services.

          In November and December 1997, sold 664,442 shares of restricted common stock in a private offering at $2.25 a share, for a total of $1,494,994.

7 -- STOCK OPTION PLAN

     On July 1, 1996, WWES adopted the 1996 Stock Option Plan (the 'Plan'), which provides that certain options granted thereunder are intended to qualify as 'incentive stock options' under Section 422A of the Internal Revenue Code. Nonqualified options may also be granted under the Plan. The Plan authorizes the issuance of qualifying options to purchase 500,000 shares. The option price per share for the incentive stock option will be determined at the time of grant, but will not be less than the fair market value of the common stock on such date or, in the case of a 10% stockholder, no less than 110% of the fair market value of the stock on the grant date.

     On September 16, 1997, 435,000 qualifying options were granted, with an exercise price of $2.875, and 11,000 options were granted outside the Plan with an exercise price of $2.875, all for a term of 10 years.

     On December 9, 1997, the Board of Directors of WWES granted 50,000 and 115,000 nonqualifying options exercisable at $2.00 and $2.875 a share, respectively, with a 5-year term, and 147,500 nonqualifying options exercisable at $2.875 with a 10-year term.

     On January 28, 1998, the Board of Directors of WWES authorized the issuance of 320,000 nonqualifying options, exercisable at $1.50 a share, with a 10-year term.

     WWES accounts for stock options under the fair value method, pursuant to SFAS No. 123 (see Note 2). The fair value of these options was calculated at the date of grant using a Black-Scholes option pricing model assuming a risk-free interest rate of 5.47% and a volatility factor of expected market price of WWES's common stock of 130%. Under the provisions of SFAS No. 123, WWES's compensation expense arising from the grant of stock options for the year ended December 31, 1997 was $26,338. The related deferred tax asset of $8,955 was recorded based on a 34% tax rate for the resulting temporary difference.

8 -- LIFE INSURANCE POLICIES

     WWES is the owner and beneficiary of $950,000 in life insurance policies on the lives of boxers, and is also the owner and beneficiary of a $2,000,000 life insurance policy on the life of its chief executive officer.

            WORLDWIDE ENTERTAINMENT & SPORTS CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9 -- RELATED PARTY TRANSACTIONS

     WWES made payments of $31,696 and $61,421 on behalf of Impact during the years ended December 31, 1997 and 1996, respectively. The receivable from the related party is noninterest-bearing and unsecured.

     Boxing tickets purchased in 1996 at a cost of $28,453 from a company owned by the principal officer were used for promotional purposes and reflected in other operating expenses in 1996. There were no similar purchases in 1997.

10 -- COMMITMENTS AND OTHER MATTERS

MANAGEMENT CONTRACTS

     The Company has entered into long-term management contracts with a number of professional boxers, football players and basketball players. The Company generally receives between 15% and 27 1/2% of purses from boxing matches and approximately 20% of the fees from endorsements, public appearances and commercials. Football and basketball player contracts are for the term of their player contracts. The Company generally receives up to 4% of players' compensation and 10% to 20% of fees earned for endorsements and marketing.

SETTLEMENT AGREEMENTS

     In August 1997, WWES settled disputes with consultants, issuing 11,000 shares of unregistered common stock for services rendered having a fair value of $6,749.

     On August 29, 1996, a settlement was reached with a trainer for a boxer which provided for the termination of a contract with the trainer. Total payments of $100,000 were made on this settlement.

LETTER OF CREDIT

     At December 31, 1997, WWES has a $100,000 open letter of credit collateralized by its $100,000 certificate of deposit.

CONSULTING AND ADVISORY AGREEMENT

     On December 5, 1997, WWES entered into a consulting and advisory arrangement with respect to a $3,000,000 private placement of equity securities. The consulting fee will be 8% of any equity capital raised. In addition, if WWES closes on at least $1,000,000 of the private placement, the consultant will be entitled to purchase 100,000 shares of WWES common stock at $2.75 a share at any time from the date of closing through November 30, 2002.

EMPLOYMENT AGREEMENTS

     WWES has entered into a five-year employment agreement with a key executive commencing January 1, 1996, which provides for a base annual salary of $190,000 and annual minimum guaranteed increases of $25,000. The agreement also provides for an annual bonus based on WWES income, as defined, and includes a termination provision. The executive is entitled to participate in WWES's incentive stock option plan and will be granted a minimum of 30% of the stock options to be issued by the plan at an exercise price of 110% of the fair value of the stock. WWES has obtained a $2,000,000 key person life insurance policy on this executive's life, with WWES as beneficiary.

     In connection with its formation, WWBM entered into five-year employment agreements with two key executives, effective September 1, 1996. The agreements provide each executive with an annual salary of $130,000, a bonus of $50,000 and additional bonuses based on net revenues of WWBM. WWES is committed to fund up to $700,000 of operating expenses of WWBM, which will increase to

            WORLDWIDE ENTERTAINMENT & SPORTS CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

$1,000,000 if WWBM achieves certain performance goals tied to the successful recruitment of NBA players. WWES has the right to terminate the agreement if WWBM's aggregate costs of operations exceed these funding obligations.

     In connection with its formation, WWFM signed a five-year employment agreement with a key executive, effective April 16, 1997, which provides for annual compensation of $140,000, a signing bonus of $75,000, and an automobile allowance of $1,000 a month.

STOCKHOLDER AGREEMENTS

     The minority stockholders of WWBM, who are also officers of WWBM, entered into a stockholder agreement with WWES, providing that, in the event WWES desires to sell all of its shares of WWBM common stock to an unrelated third party, and the purchaser demands to purchase all of the outstanding shares, then the minority stockholders are required to sell all of their shares to the purchaser or effectuate a share exchange. In the event of termination of employment, they may elect to effectuate a share-for-share exchange of shares with the common stock of WWES, based on exchange rates, as defined. These stockholders may elect the share exchange if either a minimum player threshold is met or WWBM has achieved after-tax earnings of $6,000,000.

     The minority stockholder of WWFM, who is also an officer of WWFM, entered into a stockholder agreement with WWES, providing that, in the event WWES desires to sell all of its shares of common stock to an unrelated third party and the purchaser demands to purchase all of the outstanding shares, then the minority stockholder will be required to sell all of his shares to the purchaser or elect to effectuate a share exchange for shares of WWES in accordance with provisions of the agreement.

LEASE AGREEMENT

     On February 10, 1997, WWES entered into a limousine lease. Future annual minimum lease payments required under the noncancelable operating lease are as follows:

YEAR ENDING
DECEMBER 31,
------------
    1998       ...........................................................................   $25,000
    1999       ...........................................................................    25,000
    2000       ...........................................................................    25,000
    2001       ...........................................................................    20,000
                                                                                             -------
                                                                                             $95,000
                                                                                             -------
                                                                                             -------

11 -- SUBSEQUENT EVENTS

     Between January 1, 1998 and March 27, 1998, the Company sold 660,000 restricted shares of common stock in connection with several private placement transactions for an aggregate amount of $1,485,000. Commission costs of approximately $25,000 were incurred and, in addition, 50,000 restricted shares of common stock were issued to an agent in connection with the sales.


12 -- RECLASSIFICATIONS

     The Company has reclassified certain expenses presented in the Consolidated Statement of Operations for the years ended December 31, 1997 and 1996. Such reclassifications of expense were made to more closely reflect the nature of the Company's operations and did not result in any changes to the reported net loss for each year.

                     WORLDWIDE ENTERTAINMENT & SPORTS CORP.
                     CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1998
                                  (UNAUDITED)



                                              ASSETS
Current assets:
     Cash and cash equivalents.....................................................................   $    27,670
     Certificates of deposit.......................................................................       532,813
     Accounts receivable, less allowances for doubtful accounts of $77,400.........................       576,239
     Prepaid expenses and other current assets.....................................................        30,031
     Due from boxers and other related parties, net of allowances of $225,581......................       346,438
     Inventory of memorabilia......................................................................       263,070
                                                                                                      -----------
          Total current assets.....................................................................     1,776,261
Property and equipment-at cost, net of accumulated depreciation....................................        58,299
Other assets:
     Due from related party........................................................................        58,564
     Security deposit and other assets.............................................................        13,950
                                                                                                      -----------
          Total assets.............................................................................   $ 1,907,074
                                                                                                      -----------
                                                                                                      -----------

                                            LIABILITIES
Current liabilities:
     Accounts payable..............................................................................   $    22,682
     Accrued expenses..............................................................................       108,457
     Escrow funds and amounts due boxers...........................................................       135,451
     Income taxes payable..........................................................................           600
                                                                                                      -----------
          Total current liabilities................................................................       267,190
Stockholders' equity:
     Common stock, $.01 par value; authorized 20,000,000 shares; issued 7,137,197 shares...........        71,372
     Additional paid-in capital....................................................................    10,166,349
     Accumulated deficit...........................................................................    (8,585,487)
     Demand note receivable on private issuance of common stock....................................       (12,350)
                                                                                                      -----------
                                                                                                        1,639,884
                                                                                                      -----------
          Total liabilities and stockholders' equity...............................................   $ 1,907,074
                                                                                                      -----------
                                                                                                      -----------


      See notes to Unaudited Condensed Consolidated Financial Statements.

                     WORLDWIDE ENTERTAINMENT & SPORTS CORP.
            CONDENSED INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS




                                                                                          NINE MONTHS ENDED
                                                                                            SEPTEMBER 30,
                                                                                   --------------------------------
                                                                                       1998               1997
                                                                                   -------------      -------------
                                                                                             (UNAUDITED)
Purse income....................................................................    $   604,512        $    39,295
Commission income...............................................................         48,063            --
Contract agency fees............................................................        245,005             82,496
Marketing fees..................................................................        225,464             80,763
Television income...............................................................        --                  87,500
Ticket revenues.................................................................        --                  31,353
Merchandise revenues............................................................        226,086            --
                                                                                   -------------      -------------
                                                                                      1,349,130            321,407
                                                                                   -------------      -------------
Costs of products sold..........................................................        180,918            --
Boxing, Training and related expenses...........................................        472,371            192,251
Promotion and other operating expenses..........................................      3,100,903          2,561,991
                                                                                   -------------      -------------
                                                                                      3,754,192          2,754,242
                                                                                   -------------      -------------
Loss from operations............................................................     (2,405,062)        (2,432,835)
                                                                                   -------------      -------------
Other income and (expenses):
     Interest and dividend income...............................................         63,793             83,591
     Other......................................................................          4,221            (10,862)
                                                                                   -------------      -------------
                                                                                         68,014             72,729
                                                                                   -------------      -------------
Loss before income taxes........................................................     (2,337,048)        (2,360,106)
Income taxes (credit)...........................................................          2,974              6,488
                                                                                   -------------      -------------
     Net loss...................................................................    $(2,340,022)       $(2,366,594)
                                                                                   -------------      -------------
                                                                                   -------------      -------------
Loss per share..................................................................      $(0.34)            $(0.45)
                                                                                   -------------      -------------
                                                                                   -------------      -------------
Weighted average common shares outstanding......................................      6,827,435          5,206,970
                                                                                   -------------      -------------
                                                                                   -------------      -------------


      See notes to Unaudited Condensed Consolidated Financial Statements.

                     WORLDWIDE ENTERTAINMENT & SPORTS CORP.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997




                                                                                          1998           1997
                                                                                       -----------    -----------
                                                                                              (UNAUDITED)
Cash flows from operating activities................................................   $(2,931,477)   $(2,372,994)
Cash flows from investing activities................................................       479,815      1,404,479
Cash flows from financing activities................................................     1,734,194        216,750
                                                                                       -----------    -----------
Net increase (decrease) in cash.....................................................      (717,468)      (751,765)
Cash and cash equivalents at beginning of period....................................       745,138      1,091,505
                                                                                       -----------    -----------
Cash and cash equivalents at end of period..........................................   $    27,670    $   339,740
                                                                                       -----------    -----------
                                                                                       -----------    -----------
Supplemental disclosures of cash flow information:
     Cash paid during the year for:
          Income taxes..............................................................   $     1,703    $     6,489
                                                                                       -----------    -----------
                                                                                       -----------    -----------


      See notes to Unaudited Condensed Consolidated Financial Statements.

            WORLDWIDE ENTERTAINMENT & SPORTS CORP. AND SUBSIDIARIES NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



NOTE A -- NATURE OF ORGANIZATION AND BASIS OF PRESENTATION



1. NATURE OF ORGANIZATION



     Worldwide Entertainment & Sports Corp. (the 'Company') was incorporated in Delaware on August 15, 1995, for the purpose of providing management, agency, and marketing services to professional athletes, artists and entertainers, principally to boxers, football and basketball players.



2. BASIS OF PRESENTATION



     The Condensed Financial Statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.



     The Condensed Financial Statements included herein reflect, in the opinion of management, all adjustments (consisting primarily only of normal recurring adjustments) necessary to present fairly the results for the interim periods. The results of operations for the nine months ended September 30, 1998, are not necessarily indicative of results to be expected for the entire year ending December 31, 1998.



NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



     1. The condensed consolidated financial statements include the accounts of the Company and all of its subsidiaries, all of which are wholly owned, except for Worldwide Basketball Management, Inc. and Worldwide Football Management, Inc., which companies are 80% owned. The excess of the accumulated deficits of these 80% owned subsidiaries over the equity capital thereof has been included in the operations of the Parent Company (WWES). In October 1998, WWFM became a wholly-owned subsidiary of the Company, as a result of the exchange of the 20% minority interest previously held by WWFM's President for 200,000 shares of Common Stock.



     2. Purse revenue is recognized upon completion of a fight, as a percentage of the boxer's purse. Ticket and commission revenues are recognized at the time of the fight. Contract and agency fee revenues are recognized ratably over the various athletic seasons. Merchandise revenue is recognized upon the sale of memorabilia merchandise.



     3. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding during the year. Diluted EPS has not been presented because its effect would be anti-dilutive.



     4. The Company files a consolidated federal income tax return and has net operating loss carryforwards for Federal income tax purposes, expiring in 2018, amounting to approximately $8,600,000, and other differences for tax purposes amounting to approximately $20,000. No deferred tax asset is shown on the accompanying condensed consolidated balance sheet due to a related valuation allowance equal to the balance of the deferred tax asset.



     5. For purposes of the statement of cash flows, all highly liquid investments with original maturities of three months or less are considered to be cash equivalents. Cash balances are maintained in several financial institutions insured by the Federal Deposit Insurance Corporation up to $100,000 for each bank. At September 30, 1998, the Company's uninsured cash balances amounted to approximately $142,500.



     6. Inventory is stated at cost or market, whichever is lower. Cost is determined by the first-in, first-out method.



     7. Certain reclassifications have been made to the prior period financial statements to conform to the current period presentation.

            WORLDWIDE ENTERTAINMENT & SPORTS CORP. AND SUBSIDIARIES
 NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



NOTE C -- SALES OF COMMON STOCK



     On October 22, 1996, the Company sold 1,400,000 Units (the Units). Net proceeds were $6,499,091. Each Unit consisted of one share of common stock, $.01 par value, of WWES, and one redeemable common stock purchase warrant to purchase one share of common stock at $7.20 during the period October 22, 1996 to March 21, 2001.



     Additional shares have been sold or issued by WWES as follows:



          On July 15, 1997, sold 100,000 shares of restricted common stock in a private offering for $125,000.



          On August 19, 1997, issued 250,000 shares of restricted common stock, with a fair value of $157,500, for consulting services rendered by a consulting firm.



          On September 16, 1997, issued a total of 83,500 shares of restricted common stock, with a fair value of $120,240, to seven individuals for consulting and other services.



          In November and December 1997, sold 664,442 shares of restricted common stock in a private at $2.25 a share, for a total of $1,494,994.



          During the first quarter of 1998, the Company sold 660,000 restricted shares of common stock in connection with several private placement transactions for an aggregate amount of $1,485,000. The costs in connection with these sales amounted to approximately $50,000.



          During the second quarter of 1998, the Company issued 215,000 restricted shares of common stock with a fair value of $194,000, in connection with legal, consulting and other services rendered on behalf of the Company.



NOTE D -- STOCK OPTION PLAN



     On July 1, 1996, WWES adopted the 1966 Stock Option Plan (the Plan), which provides for the issuance of qualifying options to purchase 500,000 shares. Nonqualified options may also be granted. At December 31, 1997, there were 435,000 qualifying options outstanding at prices ranging from $2.00 to $2.875, per share. Nonqualifying options outstanding amounted to 423,500 shares at $2.875, per share.



     On January 28, 1998, the Board of Directors of WWES authorized the issuance of 320,000 nonqualifying options, exercisable at $1.50 a share.



     On September 10, 1998, the Board of Directors of WWES approved the issuance of 1,083,000 nonqualifying options, exercisable at $1.438 to $2.875, a share. In addition, warrants to purchase 225,000 shares of Common Stock were issued at a price of $2.00, a share.



NOTE E -- COMMITMENTS AND OTHER MATTERS



     The Company has entered into long-term management contracts with a number of professional boxers, football players and basketball players. The Company receives varying rates of purses, contracts, public appearances and compensation, depending upon the sport and applicable rules of the professional sports associations.



     The Company has entered into employment agreements with key executives which are for five year terms from inception, and include, among other things, signing bonuses, automobile allowances and additional bonuses based upon agreed upon circumstances.



     The minority stockholders of WWBM and WWFM have entered into stockholder agreements with WWES, providing that, in the event WWES desires to sell all of its shares in these subsidiaries to an unrelated third party, then the minority stockholders are required to sell all of their shares to the purchaser to effectuate a share exchange. Other provisions are included in the agreements governing termination of employment and loans and exchanges with the minority stockholders.

_____________________________                      _____________________________

     NO UNDERWRITER, DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON SUCH INFORMATION OR REPRESENTATIONS AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHOULD, UNDER ANY CIRCUMSTANCES, BE DEEMED TO BE A REPRESENTATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------
                               TABLE OF CONTENTS


                                                                                                              PAGE
                                                                                                              ----
Prospectus Summary.........................................................................................     3
Risk Factors...............................................................................................     7
Use of Proceeds............................................................................................    12
Price Range of Common Stock................................................................................    13
Dividend Policy............................................................................................    13
Capitalization.............................................................................................    14
Selected Financial Data....................................................................................    15
Management's Discussion and Analysis of Financial Condition and Plan of Operation..........................    16
Business...................................................................................................    20
Management.................................................................................................    27
Principal Stockholders.....................................................................................    30
Certain Transactions.......................................................................................    31
Description of Securities..................................................................................    32
Underwriting...............................................................................................    34
Legal Matters..............................................................................................    36
Experts....................................................................................................    36
Additional Information.....................................................................................    36
Index to Financial Statements..............................................................................   F-1


                                   WORLDWIDE
                                ENTERTAINMENT &
                                  SPORTS CORP.


                       MINIMUM OF 2,400,000 SHARES AND A
                          MAXIMUM OF 3,466,667 SHARES
                                OF COMMON STOCK


                           -------------------------
                                   PROSPECTUS
                           -------------------------

                                BELL INVESTMENT
                                   GROUP INC.


                               NOVEMBER   , 1998


_____________________________                      _____________________________

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.



     The following states the general effect of all statutes, charter provisions, by-laws, contracts or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such:



          Article SIXTH of the Certificate of Incorporation of the Company provides, in pertinent part:



             (5) The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended, from time to time, indemnify all persons whom it may indemnify pursuant thereto.



             (6) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors duty of loyalty to the Corporation or its stockholders,
        (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
        Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit.



             (7) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a 'proceeding'), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and provided, however, that, except as provided in paragraph (7) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Article SIXTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article SIXTH or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.



             (8) If a claim under paragraph (6) of the Article SIXTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.



             (9) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article SIXTH shall not be exclusive or any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law; agreement, vote of stockholders or disinterested directors or otherwise.



             (10) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another Corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.



     The Company's amended and restated By-Laws provides, in pertinent part:



          Article IV. Indemnification. Each director or officer who the Corporation is empowered to indemnify pursuant to the General Corporation Law (or any applicable law at the time in effect) shall be indemnified by the Corporation to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other such rights to which those directors and officers seeking indemnification from the Corporation may be entitled, including, but not limited to, any rights of indemnification to which they may be entitled pursuant to any agreement, insurance policy, other by-law or charter provision, vote of shareholders or directors, or otherwise. No repeal of amendment of this Article IV shall adversely affect any rights of any person pursuant to this Article IV which existed at the time of such repeal or amendment with respect to acts or omissions occurring prior to such repeal or amendment.



ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.



     The following table sets forth the Company's estimates of the expenses to be incurred by it in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:



Securities and Exchange Commission registration fee...............................   $  2,148
NASD registration fee.............................................................      1,278
NASDAQ listing fee................................................................      7,500
Printing registration statement and other documents...............................     75,000
Fees and expenses of Registrant's counsel.........................................    150,000
Underwriter's expense allowance...................................................    195,000
Underwriter's consulting fee......................................................     90,000
Accounting fees and expenses......................................................     20,000
Blue Sky expenses.................................................................     20,000
Miscellaneous.....................................................................      9,074
                                                                                     --------
     Total........................................................................   $570,000
                                                                                     --------
                                                                                     --------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.



     Described below is information regarding all securities that have been issued by the Company over the past three years without registering the securities under the Securities Act.



     Commencing in September 1995 and ending in June 1996, the Company privately sold an aggregate of 39.8 units ('Units'), resulting in net proceeds to the Company of $1,990,000, each consisting of (a) a $50,000 promissory note bearing interest at a rate of 10% per annum payable in full upon the earlier of (i) the Company's receipt of at least $3,000,000 from an underwritten public offering of the Company's securities (the 'Initial Public Offering') or (ii) 18 months after the date of the closing of the unit investment (the 'Placement Closing Date') and (b) a warrant to purchase 25,000 shares of the Company's Common Stock exercisable for a period of five years from the Placement Closing Date, provided that an Initial Public Offering is consummated during such five year exercise period, at an exercise price per share equal to 120% of the price per share in the Initial Public Offering. Messrs. Drykerman and Cohen purchased 1.5 and 1 Unit, respectively, through such private placement.



     In November 1995, the Company entered into an Asset Acquisition Agreement with Shannon Briggs Boxing I, L.P. (the 'Briggs Partnership') to acquire all of the assets of the Briggs Partnership. Marc Roberts is the sole shareholder of the general partner of the Briggs Partnership, S.B. Champion Management, Inc. In accordance with the terms of the Asset Acquisition Agreement, the existing management agreement with Shannon Briggs was terminated, and a new management agreement was entered into between the Company and Shannon Briggs. Pursuant to the Asset Acquisition Agreement, the Company was authorized to issue to the Briggs Partnership 500,000 shares of Common Stock.



     In December 1995, Marc Roberts assigned all of his shares in Merciless Management Inc., The Natural Management Inc. Marc Roberts Inc., S.B. Champion Management, Inc. and Marc Roberts Boxing, Inc., to the Company in exchange for an additional 239,164 shares of Common Stock. Each of those companies was subsequently merged into the Company.



     In May 1996, the Company agreed to issue 33,334 shares of its Common Stock to Summit Management Group in connection with the execution of a Consulting Agreement between the Company and Summit Management Group.



     On July 15, 1997, the Company sold 100,000 shares of restricted common stock in a private offering for $125,000.



     On August 19, 1997, the Company issued 250,000 shares of restricted common stock, with a fair value of $157,500, for consulting services rendered by a consulting firm.



     On September 16, 1997, the Company issued a total of 83,500 shares of restricted common stock, with a fair value of $120,240, to seven individuals for consulting and other services.



     In November and December 1997, pursuant to Rule 506 of Regulation D promulgated under the Act, the Company sold 664,442 shares of restricted common stock in a private placement at $2.25 a share, for a total of $1,494,994.



     During the first quarter of 1998, the Company sold 660,000 restricted shares of common stock in connection with several private placement transactions pursuant to Rule 506 of Regulation D, promulgated under the Act, for an aggregate amount of $1,485,000. The costs in connection with these sales amounted to approximately $50,000.



     During the second quarter of 1998, the Company issued 215,000 restricted shares of common stock, with a fair value of $194,000, in connection with legal, consulting and other services rendered on behalf of the Company.



     Except as otherwise indicated above, the above transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to
Section 4(2) thereof. No underwriter was engaged in connection with the foregoing sales of securities.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.



  EXHIBIT
   NUMBER                                            DESCRIPTION OF EXHIBIT
------------  -----------------------------------------------------------------------------------------------------
    1.1*      -- Form of Underwriting Agreement.
    1.2*      -- Form of Selected Dealers Agreement.
    3.1(a)**  -- Certificate of Incorporation of the Registrant.
    3.1(b)**  -- Certificate of Amendment Filed August 21, 1995.
    3.1(c)**  -- Certificate of Amendment filed July 18, 1996.
    3.1(d)**  -- Certificate of Ownership and Merger among the Registrant, Merciles Management Inc., The Natural
                 Management Inc., Marc Roberts Inc., S.B. Champion Management, Inc. and Marc Roberts Boxing, Inc.
                 filed July 19, 1996.
    3.2**     -- Amended By-Laws of the Registrant.
    4.1**     -- Form Certificate representing the Common Stock, par value $.01 per share.
    4.2**     -- Form of Redeemable Warrant.
    4.3**     -- Form of Warrant issued in private placement.
    4.4*      -- Form of Underwriter's Share Purchase Warrant.
    4.5*      -- Escrow Agreement among the Underwriter, the Company and Liberty Bank of New York.
    5.1+      -- Opinion of Parker Duryee Rosoff & Haft A Professional Corporation.
   10.1**     -- 1996 Stock Option Plan.
   10.2**     -- Employment Agreement between Registrant and Marc Roberts.
   10.3**     -- Employment Agreement between Registrant and Ryan Schinman.
   10.4**     -- Management Agreement between the Registrant and Shannon Briggs.
   10.5**     -- Management Agreement between the Registrant and Tracy Patterson.
   10.6**     -- Management Agreement between Registrant and Charles Murray.
   10.7**     -- Management Agreement between Registrant and Ray Mercer.
   10.8**     -- Form of Subscription Agreement between Registrant and Private Placement Investors.
   10.9**     -- Asset Purchase Agreement between Registrant and Shannon Briggs I, L.P., as amended.
   10.10**    -- Asset Purchase Agreement between the Company and Erik Rudolph.
   10.11**    -- Asset Purchase Agreement between the Company and Michael Goodson.
   10.12**    -- Shareholder's Agreement among the Company, Erik Rudolph and Michael Goodson.
   10.13**    -- Omitted.
   10.14***   -- Employment Agreement between the Company and Joel Segal.
   10.15***   -- Shareholder's Agreement among the Company, Joel Segal and WWFM.
   21.01***   -- Subsidiaries of the Registrant.
   23.01      -- Consent of Friedman Alpren & Green LLP.
   23.02      -- Consent of Rosenberg Rich Baker Berman & Company AP.
   23.03+     -- Consent of PDRH (included in Exhibit 5.1).
   24.01      -- Power of Attorney (contained on signature page).



------------
  * Previously filed.



 ** Incorporated by reference to the Company's Registration Statement on Form
    SB-2, File No. 333-08855 deemed effective by the Securities and Exchange Commission on October 22, 1996.



*** Incorporated by reference to the Company's filing on Form 10-K for the fiscal year 1997 filed with the Securities and Exchange Commission on April 9, 1997.



  + To be filed by amendment.



ITEM 28. UNDERTAKINGS.



     The Company hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.



     The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



     The Company hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



     The Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.



     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.



     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.



     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Amendment to this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on November 19, 1998.



                                       WORLDWIDE ENTERTAINMENT & SPORTS CORP.


                                       By:          /s/ MARC ROBERTS
                                          ....................................
                                                      MARC ROBERTS
                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER






     Pursuant to the requirements of the Securities Act of 1933, this Amendment to this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                      TITLE                              DATE
------------------------------------------  --------------------------------------------   -------------------
             /s/ MARC ROBERTS               Director, President and Chief Executive         November 19, 1998
 .........................................    Officer (Principal executive officer)
              (MARC ROBERTS)

             /s/ ROY ROBERTS                Director (Principal accounting                  November 19, 1998
 .........................................    and financial officer)
              (ROY ROBERTS)

                   *                        Director                                        November 19, 1998
 .........................................
              (ALLAN COHEN)

                   *                        Director                                        November 19, 1998
 .........................................
             (DAN DRYKERMAN)

          /s/  (HERBERT KOZLOV)             Director                                        November 19, 1998
 .........................................
             (HERBERT KOZLOV)

                   *                        Director                                        November 19, 1998
 .........................................
            (HARVEY SILVERMAN)

  /s/ MARC ROBERTS
 .............................................
* By Marc Roberts Attorney-in-Fact